UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________________________________

AMENDMENT NO. 1

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 ________________________________________

Coates International Ltd.
(Exact Name of Small Business Issuer in its Charter)

DELAWARE	3714	22-2925432
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

Highway 34 & Ridgewood Road
Wall Township, New Jersey 07719
(732) 449-7717
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

George J. Coates
Highway 34 & Ridgewood Road
Wall Township, New Jersey 07719
(732) 449-7717
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.0001 par value	15,000,000	$1.23	$18,450,000	$566.42
Common Stock, $0.0001 par value	630,000	$1.23	$774,900	$23.79
Common Stock, $0.0001 par value	266,667	$1.23	$328,000	$10.07
Common Stock, $0.0001 par value	3,333,333	$1.23	$4,100,000	$125.87
Total	19,230,000	$1.23	23,652,900	$726.14

 (1) The shares of our Common Stock being registered hereunder are being registered for resale by the selling securityholders named in the prospectus. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.  For purposes of estimating the number of shares of our Common Stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe may be issuable pursuant to the equity line financing to account for market fluctuations. Should we have insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the closing price of $1.23 on the OTC Bulletin Board on May 22, 2007.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JUNE__ , 2007

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

19,230,000 SHARES OF
COMMON STOCK

This prospectus relates to the resale of up to 15,000,000 shares of our Common Stock, par value $0.0001 per share (“Common Stock”) issuable to Dutchess Private Equities Fund, Ltd. (“Dutchess” or the “Selling Securityholder”). In addition, we are registering 630,000 shares of our common stock, including 210,000 shares of common stock underlying warrants held by fourteen shareholders. We are also registering 266,667 shares underlying convertible notes held by two shareholders and 3,333,333 shares held by one shareholder. The Selling Securityholders may sell their common stock from time to time at prevailing market prices.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol “COTE.” On May 22, 2007, the closing price as reported was $1.23.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

COATES IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENTS.

The Date of This Prospectus is: June__ , 2007

i

ABOUT OUR COMPANY

Coates International, Ltd. ("we" or "Coates") has been developing over a period of more than 15 years a patented spherical rotary valve system which is adaptable for use in piston-driven internal combustion engines of many types.

The Coates spherical rotary valve system (“CSRV System”) is designed to replace the intake and exhaust conventional “poppet valves” currently used in almost all piston-driven stationary, automotive, motorcycle and marine engines. Unlike conventional valves which protrude into the engine cylinder, the CSRV System utilizes spherical valves that rotate in a cavity formed between a two-piece cylinder head. The CSRV System utilizes approximately 1/10th of the moving parts of conventional poppet valve assemblies. As a result of these design improvements, management believes that the engines incorporating the CSRV System (“Coates Engines”) will last significantly longer and will require less lubrication over the life of the engine, as compared to conventional engines. In addition, CSRV’s can be designed with larger openings into the engine cylinder than conventional valves so that more fuel and air can be inducted into and expelled from the cylinder in a shorter period of time. Larger valve openings permit higher revolutions-per-minute (RPMs) and permit higher compression ratios with lower combustion chamber temperatures, allowing the Coates Engine to produce more power than equivalent conventional engines. The higher the RPM range, the greater the volumetric efficiency and thermal efficiency that can be achieved.

We hold an exclusive license to this technology from our founder, George J. Coates, and his son, Gregory Coates (the “Coates License Agreement”), in the Territory defined to include North America, Central America and South America (the “Americas”). Since our inception, the bulk of our development costs and related operational costs have been funded primarily through cash generated from the sale of stock, through capital contributions, loans made by George Coates or his wife, through a sale-and-leaseback transaction related to our principal facility, and from the sale of prototype models and licensing fees. We have only recognized  a minimal amount of revenues, a number of years ago, from a small number of sales of engines, which incorporated the CSRV technology and in 2006 from research and development activities related to the termination of a license agreement. We have never been profitable and have incurred substantial losses from operations of approximately $1,302,000 and $895,000 for the years ended December 31, 2006 and 2005, respectively, resulting in an accumulated deficit at December 31, 2006, of approximately $20,184,000. For the three months ended March 31, 2007 and 2006, we incurred losses from operations of approximately $520,000 and $392,000, respectively, resulting in an accumulated deficit at March 31, 2007 of approximately $20,800,000. We expect that losses from operations will continue until the Coates Engine is successfully introduced into the marketplace, or we receive substantial licensing revenues. These losses from operations were substantially related to research and development of our intellectual property, patent filing and maintenance costs and general and administrative expenses incurred in connection with operations.

Coates International, Ltd. is a Delaware corporation organized in October 1991 as successor-in-interest to a Delaware corporation of the same name incorporated in August 1988.  Our operations are located in Wall Township, New Jersey (outside of New York City). We maintain a website at the following address: www.coatesengine.com. Through a link on our website to the SEC website, www.sec.gov, we provide free access to our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after electronic filing with the SEC. We intend to make the charters of our Board committees, and our Code of Business Conduct and Ethics for our directors, officers and employees, available on our website, and we will post on our website any waivers of, or amendments to, such code of ethics. Our website and the information contained therein or linked thereto are not incorporated by reference into this report.

ii

THE OFFERING

COMMON SHARES OUTSTANDING PRIOR TO OFFERING
Common Stock, $0.0001 par value	266,894,278 (1)

Common Stock Offered by Selling Securityholders	19,230,000

Use of Proceeds	We will not receive any proceeds from the sale by the Selling Securityholders of shares in this offering, except upon drawdowns made pursuant to the equity line. See “Item 4. Use of Proceeds.”

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC Symbol	COTE.OB

Executive Offices	Currently, our executive offices are located at Highway 34 & Ridgewood Road Wall Township, New Jersey 07719, and our telephone number is (732) 449-7717

(1) We are currently in the process of issuing 3,975,555 new shares of common stock in connection with our private placement offering, the sale of shares of common stock to the son of one of our directors and in connection with the conversion of a $100,000 principal amount 10% convertible note.

TRANSACTION SUMMARY

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LTD

On April 26, 2007, we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. (the “Investor”). Pursuant to this Agreement, the Investor shall commit to purchase up to $10,000,000 of our common stock over the course of up to thirty-six (36) months. The amount that we shall be entitled to request from each purchase (“Puts”) shall be equal to, at our election, either (i) up to $500,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable put notice date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the put date. The put date shall be the date that the Investor receives a put notice of a draw down by us. The purchase price shall be set at ninety-three percent (93%) of the lowest closing Best Bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date with respect to that particular Put. During this time, we shall not be entitled to deliver another put notice. Further, we shall reserve the right to withdraw that portion of the Put that is below seventy-five percent (75%) of the lowest closing bid prices for the 10-trading day period immediately preceding each put notice.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess (“Registration Agreement”). Pursuant to the Registration Agreement, we were obligated to and on May 31, 2007 filed a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement within thirty (30) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the closing date. The Agreement does not impose any penalties on us for failure to meet either the 30 day or 90 day obligations.

ITEM 3. SUMMARY INFORMATION AND RISK FACTORS

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis and Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from December 31, 2006 and December 31, 2005 are derived from our audited financial statements included on Form 10-KSB. The unaudited statement of operations and balance sheet data for the three months ended March 31, 2007 and 2006, was derived from our quarterly report on Form 10-QSB.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2007	2006	2006	2005
	(Unaudited)	(Unaudited)
STATEMENT OF OPERATIONS
Revenues	$-	$-	$565,000	$-
Total Operating Expenses	520,488	392,179	1,867,440	894,964
Net Loss	616,388	489,610	1,662,699	1,272,033

	As of March 31, 2007	As of December 31, 2006
	(Unaudited)
BALANCE SHEET DATA

Cash	$255,059	$254,242
Total Assets	2,436,014	2,395,420
Total Liabilities	5,613,114	5,376,133
Stockholders’ Deficiency	(3,177,101)	(2,980,713)

WHERE YOU CAN FIND US

Our corporate offices are located at Highway 34 & Ridgewood Road, Wall Township, New Jersey 07719. Our telephone number is (732) 449-7717.

RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this report. This report contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis” and “Business,” as well as other sections in this report, discuss some of the factors that could contribute to these differences.

The forward-looking statements made in this report relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This report also contains market data related to our business and industry. These market data include projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our Common Stock.

The following risk factors relate to our financial condition:

Going Concern

As shown in the accompanying financial statements beginning on Page F-1 as of and for the three months ended March 31, 2007, the Company has incurred recurring losses from operations, and as of March 31, 2007, had a working capital deficiency of approximately $592,000 and a Stockholders’ Deficiency of approximately $3,177,000 and we have never been profitable. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Our independent registered public accounting firm has stated in their Auditors’ Report dated April 12, 2007, related to our financial statements as of December 31, 2006 and for the year then ended that this raises substantial doubt about our ability to continue as a going concern.

Management has instituted a cost reduction program intended to cut variable costs to only those expenses that are necessary to complete its activities related to making engineering refinements to the Coates Engine, identifying additional sources of working capital and general administrative costs in support of such activity. The Company has also been actively undertaking efforts to identify new sources of working capital. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

We have significant immediate capital needs, and our ability to raise funds is highly uncertain.

We will need additional financing in the near future for a number of uses, including:

•	developing our engineering, administrative and marketing and sales organizations;

•	expanding manufacturing capacity;

•	conducting testing of the Coates Engine and obtaining requisite governmental approvals;

•	expanding our research and development programs with respect to the basic CSRV technology and applying the CSRV technology to engines for different applications; and

•	implementation of new systems, processes and procedures to support growth.

Additional financing may not be available on terms acceptable to us or may not be available at all.

The following risk factors relate to our Product Development:

We have only received a minimal amount of revenues, a number of years ago, from a small number of sales of engines, which incorporated the CSRV technology and in 2006 from research and development activities in connection with a terminated license agreement and we have never been profitable.

None of the cash needed to finance our business has come from sales of engines in recent years. We have never been profitable, and we expect to continue to incur losses. We may not be profitable or cash flow positive in 2007; unless we receive payments we may be entitled to from Well to Wire Energy Inc., as described under “Material Agreements” above. In addition, we may not be profitable or cash flow positive for several additional years after 2007.

The Coates Engine may not have the performance characteristics and longevity that we expect.

The Coates Engine has been tested in a “real world” environment to a very limited degree. Commercial use of our industrial engines may not have the performance characteristics that we expect. Similarly, until the Coates Engine has been in use for a substantial period of time, there is no certain way to ascertain its expected longevity. Superior performance and longevity are essential elements of our ability to penetrate the power generation and other markets. Our failure to do so would have a material adverse effect on our business and we may be forced to close our operations.

The following risk factors relate to our Business:

We are significantly dependent on our founder, George J. Coates.

We are significantly dependent on our founder, George J. Coates, and to a lesser extent his son, Gregory Coates. We expect that our future market capitalization will be highly dependent on the productivity of George Coates. If the employment of George Coates was to cease for any reason before we have hired additional senior management and engineering personnel, our business would be materially adversely affected and we may have to discontinue operations. We do not maintain key person insurance on either George J. Coates or Gregory Coates.

Our industry is subject to intense competition, and our competitors are well-entrenched and are among the world’s largest companies.

The power generation market is a highly competitive industry currently occupied by extremely large companies. All of these companies have far greater financial and other resources than us and already occupy segments of the power generation market. In order to successfully penetrate this industry, the Coates Engine will have to produce the performance and durability results anticipated by management and sell at a price or prices that will enable it to effectively compete and gain entrance into this market.

We have no marketing and sales experience.

We have no marketing or sales experience. The sales process is expected to be lengthy, in part because of skepticism about the performance of the Coates Engine. We are evaluating alternative marketing and sales channels, distributors, sublicensees and marketing partners. We may never successfully market and sell the Coates Engine.

We have only a token number of employees, and in order to grow our business we will need to hire significant additional personnel.

We need to hire, train and retain additional employees for all aspects of our business if we are to achieve our sales goals. Our success will also depend on our ability to attract and retain a staff of qualified managerial and engineering personnel. Qualified individuals are in high demand and are often subject to competing offers. We cannot be certain that we will be able to attract and retain the qualified personnel we need for our business. If we are unable to hire additional personnel as needed, it would have a material adverse effect on us. In particular, we need trained engineers and sales personnel to educate potential customers and provide post-installation customer support.

The following risk factors relate to our common stock:

There is a limited public market for our outstanding Common Stock, and there are restrictions on transferability.

There is presently a limited public market for our outstanding Common Stock. Our Common Stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is more sporadic than the trading of securities listed on a quotation system or a stock exchange. Shares of our Common Stock have not been registered and cannot be disposed of unless the requirements of Rule 144 under the Securities Act can be satisfied.

Trading of our Common Stock is restricted by the SEC’s “penny stock” regulations which may limit a stockholder’s ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities will likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and other quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statement showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure and suitability requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our capital stock. Trading of our capital stock may be restricted by the SEC’s “penny stock” regulations which may limit a stockholder’s ability to buy and sell our stock.

George J. Coates and his family own a majority of our Common Stock allowing him to unilaterally determine the outcome of all matters submitted to our stockholders for approval, which influence may or may not conflict with our interests and the interests of our other stockholders.

George J. Coates, together with members of his family and related trusts, beneficially own more than 80% of the outstanding shares of Common Stock at May 24, 2007, and will therefore be able to unilaterally determine the outcome of all matters submitted to our stockholders for approval, including the election of our directors and other corporate actions.

Because we do not intend to pay dividends for the foreseeable future, stockholders will benefit from an investment in our Common Stock only if it appreciates in value.

We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain our future earnings, if any, to finance further research and development, commence production of the Coates Engine and general and administrative expenses and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our Common Stock will depend upon any future appreciation in its value. There is no guarantee that our Common Stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Trading in our Common Stock may be volatile, which may result in substantial declines in its market price.

Our Common Stock is likely to experience significant volatility in response to periodic variations in:

•	results of testing of the Coates Engine;

•	performance of the Coates Engine in the field;

•	improvements in competitive engines; and

•	changes in general conditions in the economy or the financial markets.

The market has also experienced significant volatility which has affected the market prices of securities issued by many companies; often for reasons unrelated to their operating performance, and may adversely affect the price of our Common Stock. The market for our Common Stock is limited. We cannot assure that an active trading market can be maintained. In such case, our stockholders may find it difficult to dispose of shares of our Common Stock and, as a result, may suffer a loss of all or a substantial portion of their investment.

Existing stockholders may experience significant dilution from the sale of our common stock pursuant to the investment agreement.

The sale of our common stock to Dutchess Private Equities Fund, Ltd. in accordance with the Investment Agreement will have a dilutive impact on our shareholders.  As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess Private Equities Fund, Ltd. in order to drawdown on the Equity Line. If our stock price decreases, then our existing shareholders would experience greater dilution.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Dutchess Private Equities Fund, Ltd. will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our  common  stock to be issued  under the  Investment  Agreement  will be purchased at a seven percent (7%)  discount  to the lowest  closing  bid price  during the five trading days immediately following our notice to Dutchess Private Equities Fund, Ltd. of our election to exercise our “put” right.  Each issuance of shares of our common stock will dilute the value of each share of common stock due to the increase in the number of outstanding shares. Dutchess Private Equities Fund, Ltd. has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess Private Equities Fund, Ltd. sells our shares, the price of our common stock may decrease.  If our stock price decreases, Dutchess Private Equities Fund, Ltd. may have a further incentive to sell such shares.  Accordingly, the discounted sales price in the Investment Agreement may cause the price of our common stock to decline.

ITEM 4. USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders. However, whenever Dutchess sells shares issued under the equity line we will have received proceeds when we originally put such shares to the Investor.  The proceeds received from any “Puts” tendered to Dutchess under the Equity Line of Credit will be used for payment of general corporate and operating expenses.

ITEM 7. SELLING SECURITY HOLDERS

We agreed to register for resale shares of common stock by the selling securityholders listed below. The selling securityholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling securityholders, and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling securityholders in connection with the sales of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by each of the selling securityholders named below and as adjusted to give effect to the sales of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling securityholders and we have not independently verified this information. The selling securityholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, the selling securityholders have never held any position or office with us, nor are any of the selling securityholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling securityholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Offered		Number of Shares Beneficially Owned After the Offering
Dutchess Private Equities Fund, Ltd. (2)	15,000,000	15,000,000		0
Dr. Roland L. Bergeron	15,000	15,000	(3)	0
Charles L Casagrande	15,000	15,000	(4)	0
Fernando F. Monteiro	105,000	105,000	(5)	0
Harry R. and Ann C. Carter	30,000	30,000	(6)	0
Eric Grieb	15,000	15,000	(7)	0
David J. Quaglia	30,000	30,000	(8)	0
Alberto and Marylin Monteiro	15,000	15,000	(9)	0
Kenneth G. Gamble	300,000	300,000	(10)	0
Benjamin F. Jones	15,000	15,000	(11)	0
Henry R. and Dorothea Stanke	30,000	30,000	(12)	0
Donald R. and Joanna D. Bergeron	15,000	15,000	(13)	0
Michelle Y. Goudreau	15,000	15,000	(14)	0
Ann Carter Newton	15,000	15,000	(15)	0
Stephen Crosby Newton	15,000	15,000	(16)	0
Stephen Evans (17)	4,053,333	3,333,333	(18)	720,000
Frank J. Adipietro	1,032,722	222,222	(19)	810,500
Michael J. Suchar	286,045	44,445	(20)	241,600

(1)
The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draws under the Dutchess Equity Line.

(2)	Michael Novielli and Douglas Leighton are the directors of Dutchess Private Equities Fund, Ltd.
(3)	Represents 10,000 common shares and 5,000 shares underlying warrants by this securityholder.
(4)	Represents 10,000 common shares and 5,000 shares underlying warrants by this securityholder.
(5)	Represents 70,000 common shares and 35,000 shares underlying warrants by this securityholder.
(6)	Represents 20,000 common shares and 10,000 shares underlying warrants by this securityholder.
(7)	Represents 10,000 common shares and 5,000 shares underlying warrants by this securityholder.
(8)	Represents 20,000 common shares and 10,000 shares underlying warrants by this securityholder.
(9)	Represents 10,000 common shares and 5,000 shares underlying warrants by this securityholder.
(10)	Represents 200,000 common shares and 100,000 shares underlying warrants by this securityholder.
(11)	Represents 10,000 common shares and 5,000 shares underlying warrants by this securityholder.
(12)	Represents 20,000 common shares and 10,000 shares underlying warrants by this securityholder.
(13)	Represents 10,000 common shares and 5,000 shares underlying warrants by this securityholder.
(14)	Represents 10,000 common shares and 5,000 shares underlying warrants by this securityholder.
(15)	Represents 10,000 common shares and 5,000 shares underlying warrants by this securityholder.
(16)	Represents 10,000 common shares and 5,000 shares underlying warrants by this securityholder.
(17)	Mr. Evans is the son of Richard Evans, a director and Corporate Secretary of the Registrant.
(18)
In April 2007, the Company sold 2,000,000 shares of its common stock to Stephen Evans and received aggregate gross proceeds of $500,000. In May 2007, the Company sold this shareholder an additional 1,333,333 shares of its common stock and received aggregate gross proceeds of $750,000. These transactions were private sales of unregistered shares of common stock pursuant to stock purchase agreements.

(19)	Mr. Aditpietro is a director of the Registrant. Represent 222,222 shares underlying a convertible note held by the selling security holder.
(20)	Mr. Suchar is a director of the Registrant. Represent 44,445 shares underlying a convertible note held by the selling security holder.

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LP

On April 26, 2007, we entered into an Investment Agreement (the “Agreement”) with Dutchess Private Equities Fund, Ltd. (“Dutchess”) to provide us with an equity line of credit. Pursuant to this Agreement, upon effectiveness of this registration statement, Dutchess is contractually obligated to purchase up to $10,000,000 of our Stock over the course of up to 36 months (“Line Period”), after a  registration statement has been declared effective (“Effective Date”). The amount that we shall be entitled to request from each of the purchase “Puts”, shall be equal to either 1) $500,000 or 2) 200% of the average daily volume (U.S market only) (“ADV”), multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date.  The ADV shall be computed using the ten (10) trading days prior to the Put Date. The Purchase Price for the common stock identified in the Put Notice shall be set at ninety-three percent (93%) of the lowest closing bid price of the common stock during the Pricing Period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the Put Date and the Closing Date with respect to that Put.  During this time, we shall not be entitled to deliver another Put Notice.

We shall automatically withdraw that portion of the put notice amount, if the Market Price with respect to that Put does not meet the Minimum Acceptable Price.  The Minimum Acceptable Price is defined as seventy-five (75%) of the closing bid price of the common stock for the three (3) trading days prior to the Put Date.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess (“Registration Agreement”). Pursuant to the Registration Agreement, we were obligated to, and on May 31, 2007 filed a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the April 26, 2007 closing date. The Agreement does not impose any penalties on us for failure to meet either the 30 day or 90 day obligations.

ITEM 8. PLAN OF DISTRIBUTION

The selling securityholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholder may use any one or more of the following methods when selling shares:

•  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction
•  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•  an exchange distribution in accordance with the rules of the applicable exchange;
•  privately negotiated transactions;
•  short sales after this registration statement becomes effective;
•  broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;
•  through the writing of options on the shares;
•  a combination of any such methods of sale; and
•  any other method permitted pursuant to applicable law.

The selling securityholders or any of their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling securityholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling securityholders. The selling securityholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling securityholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling securityholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

 If the selling securityholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling securityholders.

ITEM 9. LEGAL PROCEEDINGS

Coates, our officers and directors, and other related and unrelated parties have been named as defendants in a lawsuit brought in the Superior Court of New Jersey that is captioned H. Alton Neff v. George Coates, Coates International, Ltd. et al (the “Neff Complaint”). Plaintiff contended that he is the assignee of 1107 North West Central Avenue Inc. ("1107"). Preliminary agreements and an amendment thereto relating to purchase of a certain license by 1107 from us provided, inter alia, that the $500,000 deposit made by 1107 to us would convert to our common stock if certain conditions were not met by 1107. We maintain that 1107 did not fulfill such conditions, and failed to make a certain payment, and therefore, the deposit converted into shares of our restricted Common Stock. Management believes that this lawsuit was without merit and vigorously defended this action. On February 13, 2007, the Superior Court of New Jersey, dismissed the complaint “with prejudice.” The plaintiff and a third party defendant filed motions for reconsideration which were denied on March 30, 2007. It is anticipated that the plaintiffs and the third party defendant will appeal. We proposed to dismiss, without prejudice, our counterclaim and third party complaint in order to avoid the costs associated with a proof hearing. The plaintiffs and third party defendant filed notices of appeal on June 12 and June 13, 2007. We intend to vigorously contest those appeals.

In April 2007, we received a demand letter from a law firm requesting payment of approximately $77,000 in connection with a promissory note issued to the law firm as security for the payment of future services to the Company. We have notified the holder of this note that we do not intend to honor the promissory note because the law firm did not provide the services contemplated to be performed as consideration for the promissory note. No further action to pursue collection of this promissory note has been taken to date by the holder. At this time, it is not possible to reasonably estimate the outcome of this matter, and, accordingly, no amount has been accrued.

In late March 2007, at the request of the Company, Mark D. Goldsmith stepped down from his positions as Chief Executive Officer and President. Although we considered a possible future role for Mr. Goldsmith upon certain conditions being satisfied, we were unable to agree on the terms and conditions for such a future role. As a result of his departure, we may be obligated to make certain payments to Mr. Goldsmith under an employment agreement dated October 18, 2006. On April 17, 2007, we notified Mr. Goldsmith in writing that he was being terminated as a director, officer and employee with “Cause”, as defined in his employment agreement. On May 11, through an attorney, Mr. Goldsmith notified us that he is disputing the Company’s position that his termination was with Cause. In his letter, he has taken the position that he has resigned for “Good Reason”, as defined in his employment agreement and asserted that we are liable to him for breach of his employment contract. We are of the opinion that Mr. Goldsmith’s claim is baseless because we had cause to terminate our relationship with him. We intend to vigorously contest any lawsuit instituted by Mr. Goldsmith and will likely assert a counterclaim against him. At this time, it is too early to estimate the likely outcome of this dispute and, accordingly, no amounts have been accrued subsequent to the date of termination being asserted by the Company.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table lists the current members of our board of directors and our executive officers as of May 24, 2007. The address for our directors is c/o Coates International, Ltd., Highway 34 & Ridgewood Road, Wall Township, New Jersey 07719. There are no family relationships among members of our board or our executive officers, with the exception of Gregory Coates, who is the son of George J. Coates.

Name	Age	Position

George J. Coates	67	Director, Chairman of the Board, Chief Executive Officer and President

Gregory Coates	36	Director and President, Technology Division

Barry C. Kaye	54	Director, Treasurer and Chief Financial Officer

Richard W. Evans	75	Director and Secretary

Dr. Frank Adipietro	49	Director *, **

Glenn Crocker	58	Director *, **, ***

Dr. Michael J. Suchar	51	Director *, **

Richard Whitworth	58	Director *, **, ***

*	Serves as an independent director.

**	Serves as a member of our compensation committee

***	Serves as a member of our audit committee

George J. Coates is our founder and served since our organization and until October 23, 2006 as a director of our Company, Chairman of the Board of Directors, President, Chief Executive Officer, Treasurer and Chief Financial Officer. Since October 23, 2006, he was employed by us in a non-executive position, and was considered by us as to be a significant employee. Effective March 28, 2007, Mr. Coates assumed the position as Chairman of our Board. He replaced his son Gregory Coates who will continue to serve as a Director and President, Technology Division. Mr. Coates was appointed Chief Executive Officer and President, replacing Mark Goldsmith.

George J. Coates served two apprenticeships in Europe while attending the College of Technology in London, and as an associate member of the S.A.E. He received The City and Guilds of London for electrical and mechanical engineering. He is a former management director of SCR motor engineers of Europe and holds the certificates of Ministry of Transport in the United Kingdom. He worked as an engineer for Rolls Royce and Mercedes Benz, and holds approximately 300 patents worldwide. He invented coolant disc brakes, invented a hydraulic suspension, invented and patented the Coates rotary valve system and invented and patented a turbine engine. George J. Coates is 67 years old.

Gregory Coates became a director on October 24, 2006, and has served as the Chairman of our Board of Directors until March 28, 2007. On October 23, 2006, he became our President - Technology Division. For more than fifteen years, Gregory Coates has worked with us as a design engineer, working in the research and development, designing and building of the CSRV System and adapting this system to various existing applications. He created certain of our licensed inventions, and patented certain of them. Gregory Coates is an Associate Member of the Society of Automotive Engineers, Inc., and a Member of the American Society of Mechanical Engineers. He graduated from the College of Technology of Ireland.

Barry C. Kaye became a director on October 24, 2006 and has been serving as our Treasurer and Chief Financial Officer since October 18, 2006. Mr. Kaye is a Certified Public Accountant in both New York and New Jersey. From 2006 to 2007,

Mr. Kaye has been the Vice President, Finance and Operations for Corporate Subscription Management Services LLC, a company that provides comprehensive knowledge resources management services to large companies and organizations. Since 1999, he has been an Executive Business Consultant with BCK Business Consulting which provides various business consulting services to the business community. From 2004 to 2005, Mr. Kaye served as Corporate Controller of Development Corporation for Israel, a registered broker-dealer that distributes bonds of the government of Israel. He was the Vice President, Finance & Operations for Alliance Corner Distributors, Inc., a company engaged in sales and distribution of video games and other forms of digital entertainment media from 2003 to 2004. From 1987 to 1999, he served as Group Vice President, Finance at Sharp Electronics Corporation, a $3.5 billion company engaged in sales and distribution of consumer electronics, office equipment products and microelectronic components, where he was responsible for all finance and operations. From 1976 to 1987, Mr. Kaye was a Senior Audit Manager for Arthur Andersen & Co. He is a member of the American Institute of Certified Public Accountants as well as a member of the New York and New Jersey State Societies of Certified Public Accountants. Mr. Kaye received his Bachelor of Science in Accounting degree, graduating with Cum Laude distinction from Brooklyn College of the City University of New York.

Richard W. Evans became a director in May 1996. Dr. Evans holds an ED.D degree from Rutgers University, was a Supervisor of the Highland Park School in Highland Park, New Jersey, a post held for more than the preceding five years until his retirement in June 1996.

Michael J. Suchar became a director in May 1996. Dr. Suchar, who holds a Doctor of Dental Surgery degree from Temple University Dental School, has been a practicing pediatric dentistry for more than twenty years. Mr. Suchar also has a patented invention in the field of aviation security.

Frank J. Adipietro became a director on October 24, 2006. Dr. Adipietro earned an M.D. degree from Downstate Medical School, Brooklyn, New York. He has also earned an undergraduate degree from New York University, graduating with Phi Beta Kappa and Magna Cum Laude distinction. He has been practicing in the area of anesthesia and interventional pain management for more than twenty years. He has been Vice President of the Medical Staff at Eastern Long Island Hospital in Greenpoint, New York since 2001 and serves on numerous hospital committees. He was affiliated with Lenox Hill Hospital, New York, NY for more than ten years in the field of anesthesiology.

Glenn Crocker became a director on October 24, 2006. Mr. Crocker, who holds an MBA degree in Engineering Design, has been working for most of the past thirty five years as a designer and design engineer with various vehicle manufacturers including Ford Motor Company, British Leyland, Mercedes Benz, Volvo Cars, Saturn GM, and BMW, among others.

Richard Whitworth became a director on October 24, 2006. Mr. Whitworth earned a Bachelor of Science degree from the University of Florida and has completed extensive post-graduate coursework and seminars in Law, Public Administration, Health Policy, Finance, Criminal Justice, Social Work and Education. He has been serving as the president of the Whitworth Group Inc. for the past 20 years. The Whitworth Group specializes in governmental and public relations, organizational development and financial services. Prior to that, he was the Director for the DWI Program Office for the Florida Supreme Court from 1979 to 1987. From 1976 to 1978 he was the Director of Prevention for the Florida Association Drug Abuse Treatment and Education Centers, Inc. From 1974 to 1976 he served as Specialist, Health and Mental Health, Aging Program Office for the Department of Health and Rehabilitation Services. Prior to that, he was the Director of Prevention for the Drug Abuse Program under the direction of the Department of Health and Rehabilitation Services.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Board Committees

Our board of directors established an audit committee and a compensation committee in October 2006. All of the members of each of these standing committees are independent as defined under Nasdaq rules and, in the case of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act.

 Audit Committee

The audit committee’s responsibilities will include: appointing, approving the compensation of, and assessing the independence of our independent auditor; overseeing the work of our independent auditor, including through the receipt and consideration of reports from the independent auditor; reviewing and discussing with management and our independent auditor our annual and quarterly financial statements and related disclosures; monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics; discussing our risk management policies; establishing policies regarding hiring employees from our independent auditor and procedures for the receipt and retention of accounting related complaints and concerns; meeting independently with our independent auditor and management; and preparing the audit committee report required by SEC rules to be included in our proxy statements.

All audit services and all non-audit services, except de minimis non-audit services, must be approved in advance by the audit committee.

Our Board of Directors has determined that it does not have a member of its audit committee that qualifies as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B, and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. The Company restructured its Board of Directors, which required efforts and resources. However, it failed to attract adequate nominees for the position of audit committee financial expert due to the Company’s limited resources.

 Compensation Committee

The compensation committee’s responsibilities will include:

• annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;
• determining the compensation of our chief executive officer;
• reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;
• overseeing an evaluation of our senior executives;
• overseeing and administering our cash and equity incentive plans; and
• reviewing and making recommendations to our board with respect to director compensation.

Corporate Governance

We believe that good corporate governance is important to ensure that, as a public company, we will managed for the long-term benefit of our stockholders. In that regard, we have established and adopted charters for the audit committee and compensation committee, as well as a code of business conduct and ethics applicable to all of our directors, officers and employees.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of May 24, 2007 for:

•  each of our executive officers and directors;
•  all of our executive officers and directors as a group; and
•  any other beneficial owner of more than 5% of our outstanding Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 270,869,833 shares assumed to be outstanding as of May 24, 2007. Included in this number of shares are 3,975,555 shares we are currently in the process of issuing in connection with our private placement offering, the sale of shares of common stock to the son of one of our directors and in connection with the conversion of a $100,000 principal amount 10% convertible note. These transactions are discussed in more detail in Item 26. Recent Sales Of Unregistered Securities. Addresses of named beneficial owners are care of Coates International, Ltd., Highway 34 & Ridgewood Road, Wall Township, New Jersey 07719.

	Beneficial Ownership
	Outstanding Shares Beneficially		Right to Acquire Within 60 Days After May 21,	Shares Beneficially Owned
Name and Address of Beneficial Owner	Owned		2007	Number		Percentage

George J. Coates	208,272,760	[1]	333,333	208,606,093	[1]	76.92%

Gregory Coates	14,032,520		166,667	14,199,187		5.24%

Frank Adipietro	1,032,722		0	1,032,722		0.38%

Richard Evans	660,000		0	660,000		0.24%

Michael J. Suchar	241,600	[2]	44,444	286,044	[2]	0.11%

Barry C. Kaye			25,000	25,000		0.01%

All executive officers and directors as a group (6 persons)	224,239,602		569,444	224,809,046		82.82%

(1)	Includes 1,956,960 shares owned by Mr. Coates’ spouse, beneficial ownership of which is disclaimed by George J. Coates.
(2)	Includes 20,000 shares owned by Dr. Suchar’s spouse, beneficial ownership of which is disclaimed by Michael J. Suchar.

2006 Stock Option and Incentive Plan

Our 2006 Stock Option and Incentive Plan (the “Stock Plan”) was adopted by the Board of Directors in October 2006, subject to stockholder approval. Such adoption could be accomplished if George J. Coates were to vote all of his shares of our common stock in favor of adoption. The Stock Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, Coates and our subsidiaries. Under the Stock Plan, we may grant options that are intended to qualify as incentive stock options (“incentive stock options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), options not intended to qualify as incentive stock options (“non-statutory options”), restricted stock and other stock-based awards. Incentive stock options may be granted only to our employees. A total of 12,500,000 shares of Common Stock may be issued upon the exercise of options or other awards granted under the Stock Plan. The maximum number of shares with respect to which awards may be granted to any employee under the Stock Plan shall not exceed 25% of that number.

The Stock Plan is administered by the Board of Directors and the Compensation Committee. Subject to the provisions of the Stock Plan, the Board of Directors and the Compensation Committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of Common Stock subject to the award. Payment of the exercise price of an award may be made in cash, in a “cashless exercise” through a broker, or if the applicable stock option agreement permits, shares of Common Stock or by any other method approved by the Board or Compensation Committee. Unless otherwise permitted by us, awards are not assignable or transferable except by will or the laws of descent and distribution.

Upon the consummation of an acquisition of the business of Coates, by merger or otherwise, the Board shall, as to outstanding awards (on the same basis or on different bases as the Board shall specify), make appropriate provision for the continuation of such awards by us, or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities or other consideration as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the shares of Common Stock subject to such awards immediately preceding the acquisition. In addition to or in lieu of the foregoing, with respect to outstanding stock options, the Board may, on the same basis or on different bases as the Board shall specify, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the Board in its sole discretion) for the shares subject to such Options over the exercise price thereof. Unless otherwise determined by the Board (on the same basis or on different bases as the Board shall specify), any repurchase rights or other rights that relate to a stock option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for a stock option or other award pursuant to these provisions. We may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

The Board may at any time provide that any stock options shall become immediately exercisable in full or in part, that any restricted stock awards shall be free of some or all restrictions, or that any other stock-based awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

The Board of Directors or Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the Stock Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant.

ITEM 12. DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock at a par value of $0.0001 per share and 14,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of May 24, 2007, 266,894,278 shares of common stock are issued and outstanding and held by approximately 920 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. George J. Coates has beneficial ownership of a majority of our outstanding voting shares of common stock and, accordingly, he can determine the outcome of all matters brought before the stockholders for a vote by constituting a quorum and by voting all of his shares.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

The Company is authorized to issue up to 14,000,000 shares of Series A Convertible Preferred Stock, $0.001 par value per share (the “Preferred Stock”). Dividends on the Preferred Stock may be declared from time to time by the Board of Directors. Holders of shares of Preferred Stock may convert their shares at any time into ten shares of the Company’s common stock, and upon such conversion will forfeit any unpaid dividends. The Preferred Shares are entitled to a preference over holders of the Company’s common stock equal to the par value of the shares of Preferred Stock held, plus any unpaid dividends declared. As of May 24, 2007, no shares of Preferred Stock had been issued. Although 42,000 shares of our Preferred Stock were intended to be sold through a private placement offering over the period spanning from December 2006 through March 2007, no shares have been issued. We have received either written approval or a verbal commitment to provide written approval from all of the 14 accredited investors in this private placement offering to issue ten shares of our common stock for each share of Preferred Stock originally subscribed for, in lieu of issuing the Preferred Stock.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

Warrants

As of May 24, 2007, there are 42 outstanding warrants to purchase 5,000 shares of our common stock at an exercise price of $1.10 per share.

Options

The following table sets forth information with respect to our securities authorized for issuance as of May 24, 2007, under our 2006 Stock Option and Incentive Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, rights and warrants	Weighted average exercise price of outstanding options, rights and warrants	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity Compensation plans approved by security holders	None	None	None
Equity Compensation plans without approval by security holders	1,800,000	$0.44	10,700,000
Total	1,800,000	$0.44	10,700,000

Our 2006 Stock Option and Incentive Plan (the “Stock Plan”) was adopted by the Board of Directors in October 2006. We may, at our option, undertake to have the Stock Plan adopted by our shareholders. The Stock Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, Coates and its subsidiaries. A total of 12,500,000 shares of Common Stock may be issued upon the exercise of options or other awards granted under the Stock Plan. The maximum number of shares with respect to which awards may be granted to any employee under the Stock Plan shall not exceed 25% of that number.

Upon the consummation of an acquisition of the business, by merger or otherwise, the Board shall, as to outstanding awards (on the same basis or on different bases as the Board shall specify), make appropriate provision for the continuation of such awards by Coates or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities or other consideration as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the shares of Common Stock subject to such awards immediately preceding the acquisition. In addition to or in lieu of the foregoing, with respect to outstanding stock options, the Board may, on the same basis or on different bases as the Board shall specify, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the Board in its sole discretion) for the shares subject to such Options over the exercise price thereof. Unless otherwise determined by the Board (on the same basis or on different bases as the Board shall specify), any repurchase rights or other rights of the Company that relate to a stock option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for a stock option or other award pursuant to these provisions. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

The Board may at any time provide that any stock options shall become immediately exercisable in full or in part, that any restricted stock awards shall be free of some or all restrictions, or that any other stock-based awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

The Board of Directors or Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the Stock Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant.

ITEM 13. INTERESTS OF NAMED EXPERTS AND COUNSEL

Except for Anslow & Jaclin, LLP, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements for the year ended December 31, 2006 included in this prospectus and the registration statement have been audited by Weiser, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report (which describes an uncertainty as to going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements as of and for the year ended December 31, 2005 included in this prospectus and the registration statement have been audited by Rosenberg Rich Berman Baker & Company, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ITEM 14. DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is , therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will,unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS

Coates International, Ltd. is a Delaware corporation organized in October 1991 as successor-in-interest to a Delaware corporation of the same name incorporated in August 1988.  Our operations are located in Wall Township, New Jersey (outside of New York City).

ITEM 16. DESCRIPTION OF BUSINESS

General

Coates International, Ltd. ("we" or the "Company") has been developing over a period of more than 15 years a patented spherical rotary valve system which is adaptable for use in piston-driven internal combustion engines of many types.

The Coates spherical rotary valve system (“CSRV System”) is designed to replace the intake and exhaust conventional “poppet valves” currently used in almost all piston-driven stationary, automotive, motorcycle and marine engines. Unlike conventional valves which protrude into the engine cylinder, the CSRV System utilizes spherical valves that rotate in a cavity formed between a two-piece cylinder head. The CSRV System utilizes approximately 1/10th of the moving parts of conventional poppet valve assemblies. As a result of these design improvements, management believes that the engines incorporating the CSRV System (“Coates Engines”) will last significantly longer and will require less lubrication over the life of the engine, as compared to conventional engines. In addition, CSRV’s can be designed with larger openings into the engine cylinder than conventional valves so that more fuel and air can be inducted into and expelled from the cylinder in a shorter period of time. Larger valve openings permit higher revolutions-per-minute (RPMs) and permit higher compression ratios with lower combustion chamber temperatures, allowing the Coates Engine to produce more power than equivalent conventional engines. The higher the RPM range, the greater the volumetric efficiency and thermal efficiency that can be achieved.

We hold an exclusive license to this technology from our founder, George J. Coates, and his son, Gregory Coates (the “Coates License Agreement”), in the Territory defined to include North America, Central America and South America (the “Americas”).

Since our inception, the bulk of our development costs and related operational costs have been funded primarily through cash generated from the sale of stock, through capital contributions, loans made by George Coates or his wife, through a sale-and-leaseback transaction related to our principal facility, and from the sale of prototype models and licensing fees. We have only recognized a minimal amount of revenues, a number of years ago, from a small number of sales of engines, which incorporated the CSRV technology and in 2006 from research and development activities related to the termination of a license agreement. We have never been profitable and have incurred substantial losses from operations of approximately $1,302,000 and $895,000 for the years ended December 31, 2006 and 2005, respectively, resulting in an accumulated deficit at December 31, 2006, of approximately $20,184,000. For the three months ended March 31, 2007 and 2006, we incurred losses from operations of approximately $520,000 and $392,000, respectively, resulting in an accumulated deficit at March 31, 2007 of approximately $20,800,000. We expect that losses from operations will continue until the Coates Engine is successfully introduced into the marketplace, or we receive substantial licensing revenues. These losses from operations were substantially related to research and development of our intellectual property, patent filing and maintenance costs and general and administrative expenses incurred in operating costs.

Coates International, Ltd. is a Delaware corporation organized in October 1991 as successor-in-interest to a Delaware corporation of the same name incorporated in August 1988.  Our operations are located in Wall Township, New Jersey (outside of New York City). We maintain a website at the following address: www.coatesengine.com. Through a link on our website to the SEC website, www.sec.gov, we provide free access to our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after electronic filing with the SEC. We intend to make the charters of our Board committees, and our Code of Business Conduct and Ethics for our directors, officers and employees, available on our website, and we will post on our website any waivers of, or amendments to, such code of ethics. Our website and the information contained therein or linked thereto are not incorporated by reference into this report.

Background

The internal combustion engine has been in use for approximately 100 years and is the most widely used engine in the world. In the late 1960's and 1970's, most internal combustion vehicle engines in the United States were running at higher compression ratios than the internal combustion vehicles engines commonly in use currently. When it was found that lead additives in fuel had an adverse effect on the environment, unleaded gasoline was Federally mandated. Unleaded gasoline is not as desirable as a fuel as leaded gasoline from a density and efficiency standpoint, and the early use of unleaded gasoline created a number of design problems, principally related to overheating of the engine combustion chamber, pre-ignition and resultant damage. That problem was largely solved by lowering engine compression ratios, but at a cost of reduced efficiency. This loss of efficiency reduces gas mileage and engine performance. Efficiency can be increased by increasing “volumetric efficiency” at maximum RPMs, but conventional valves tend to “float” or bounce at higher RPMs and are consequently unable to deliver adequate air and fuel to the cylinder. In an attempt to solve this problem, engine manufacturers increased the number of valves per cylinder, but this approach created other problems that cause unburned fuel to escape through the exhaust valves leading to a loss of power, lower gas mileage and increased pollutants. In addition, variable valve timing partially solved some of these additional problems, but that solution involves additional moving parts that eventually degrade and wear out. Also, variable valve timing on quick deceleration can cause piston and valve contact with resultant serious damage. Furthermore, conventional valves with solid “valve lifters” as opposed to hydraulic valve lifters must have clearances readjusted periodically. In sum, conventional “poppet” valves have been the most troublesome part of the internal combustion engine. The basic inefficiencies of the conventional poppet valve design result in engine inefficiency and decreases in engine life.

Conventional valves also have significant environmental deficiencies. Conventional exhaust valves are lubricated with engine oil which burns in combustion and is expelled directly into the atmosphere. Intake valves are also lubricated with engine oil, which is washed off and forced into the combustion chamber with the air and fuel mixture. This slows down the combustion process and produces further emissions and eventually clogs the catalytic converter.

Management believes that the patented Coates rotary valve system solves or significantly mitigates these problems. Coates rotary valves are vented and charged on the opposite side of each valve sphere and rotate away from the combustion chamber reducing engine combustion chamber heat and allowing higher compression ratios that make the engine significantly more efficient and powerful.

Markets

The design of the Coates Spherical Rotary Valve System (the “CSRV System”) gives us the flexibility to retrofit it to existing internal combustion engines of all sizes and in a wide variety of markets. In addition, the CSRV System can run on alternative fuels. Accordingly, we can sell the CSRV System in all markets in which internal combustion engines are sold, including, but not limited to the following: engines for electric generators for various applications, ranging from home use to the largest industrial complexes to augmented “grid” installations; engines to power motorcycles, automobiles, light trucks, heavy trucks and machinery; marine engines; military equipment; light aircraft and helicopters; and lawn mowers, snow mobiles and jet ski’s, etc.

Strategy

Our long-term objective is to become the leader in the Americas in the design and manufacture of internal combustion engines for a wide variety of uses. We are initially focused on the industrial generators market. We adapted the CSRV System to manufacture its 14.0 liter inline, 6-cylinder, 855 cubic inch engine/generator fueled by natural gas which is undergoing engineering design refinements and testing. We have been informed by Compliance and Research Services, Inc. of Plainfield New Jersey, a federal Environmental Protection Agency-recognized, independent testing facility, that our product as described above complies with the governmental standards as set forth in Title 40 of the Code of Federal Regulations Part 1048, that regulates environmental standards for natural gas powered industrial engines. In parallel to penetrating the commercial/industrial generators market, we intend to adapt the CSRV System to be used in the other markets in which internal combustion engines are used, such as motor vehicles, motorcycles, trucks, ships, trains, military equipment, light aircraft, helicopters and others.

Operational Plan

Currently, the prototypes of the CSRV System-based generator engine are undergoing performance and other tests. Initially, we intend to sell the engine/generators to a party that has expressed indications of interest to purchase Coates Engines upon the successful completion of the above tests. If these indications of interest become firm orders, the fulfillment of these orders may occur over a three to five year period. We intend to take advantage of the fact that essentially all the components of the CSRV generator engine may be readily sourced and acquired from subcontractors, and accordingly, intend to manufacture the generator engine in the two following ways:

•
Assembly - to develop assembly lines within our premises. We have been evaluating various opportunities to expand or acquire additional manufacturing capacity. When the demand for our products justifies it, we will take the required steps in order to increase our work force. We may hire a significant number of new employees within the next 12 to 24 months after production commences.

•	Licensing the technology to Original Equipment Manufacturers (“OEM”) - to take advantage of third party manufacturers’ production ability by signing OEM agreements.

Material Agreements

License Agreement - George J. Coates and Gregory Coates

On October 23, 2006, we signed a license agreement with George J. Coates and Gregory Coates (the “New Coates License Agreement”), that replaces license agreements signed on December 22, 1997 and November 10, 2005. On April 6, 2007, the New Coates License Agreement was amended and restated (the “Amended Coates License Agreement”). The Amended Coates License Agreement became effective upon execution. Under the Amended Coates License Agreement, George J. Coates and Gregory Coates granted us: an exclusive, perpetual, royalty-free, fully paid-up license to the intellectual property that specifically relates to an internal combustion engine that incorporates the CSRV System technology (the “CSRV Engine”) and that is currently owned or controlled by them (the “CSRV Intellectual Property”), plus any CSRV Intellectual Property that is developed by them during their employment with Coates. The employment agreements with George J. Coates and Gregory Coates contain two-year non-compete provisions relating to the CSRV Intellectual Property in the event either of them is terminated for cause, as defined, or if either of them terminates their employment without good reason, as defined.

Under the Amended Coates License Agreement, George J. Coates and Gregory Coates agreed that they will not grant any licenses to any other party with respect to the CSRV Intellectual Property.

License Agreement - Coates Trust

We did not satisfy the working capital funding requirements of our license agreement with the Coates Trust, dated October 23, 2006, covering the licensing of intellectual property rights for the territory outside of the Western Hemisphere. On April 6, 2007, this agreement was formally terminated.

License Agreement - Well to Wire Energy, Inc.

On September 29, 1999, we signed a license agreement with Well to Wire Energy, Inc. ("WWE"), an oil and gas company in Canada. The agreement exclusively licenses within Canada the use of the Coates technology for V-8 engines to be fueled by natural gas to generate electrical power. The agreement provided for a license fee of $5,000,000, of which a deposit payment in the amount of $300,000 was made in 1999. A separate research and development agreement with WWE provides for development and delivery of certain prototype engines. The research and development agreement was not reduced to the form of a signed written agreement. We received non-refundable payments totaling $1,200,000 under the research and development agreement which has previously been recognized as revenue.

On July 7, 2006, Coates and WWE signed a confirmation letter agreement that provides as follows:

•
We expect to ship to WWE the third power unit of the generator for up to 300 kilowatts, depending on the fuel used (the 855 cubic inch, 6 cylinder industrial electric power generator, incorporating the CSRV Engine, the “Generator”). Upon receipt of the Generator, and pending test results meeting WWE’s expectations, the balance of $3,800,000 on account of the research and development agreement mentioned above will become due and payable by WWE. In addition, 180 days later, the remaining balance of $4,700,000 from the September 29, 1999 agreement will become due and payable by WWE in 16 equal quarterly installments.

•	WWE will have the exclusive right to use, lease, and sell the Generators that are based on the CSRV System technology within Canada.

•	WWE will have a specified right of first refusal to market the Generators worldwide.

•
Upon commencement of the production and distribution of Generators, the minimum annual number of Generators to be purchased by WWE in order to maintain exclusivity is 120. Until otherwise agreed between the parties, the price per Generator shall be $150,000. In the event WWE fails to purchase the minimum 120 Coates generator engines during any year, WWE will automatically lose its exclusivity. In such a case, WWE would retain non-exclusive rights to continue to use the Coates generator engine in the territory of Canada.

•	WWE shall not be required to pay any royalties to us as part of the agreements between the parties.

•	All licensed rights under the Coates License Agreement related to the CSRV System technology will remain with Coates

License Agreement with Coates Motorcycle Company, Ltd.

On April 30, 2003, we amended our license agreement with Coates Motorcycle (the “Amended Motorcycle License Agreement”). Prior thereto, Gregory Coates, son of George J. Coates and an officer of Coates, owned 100% of Coates Motorcycle. Pursuant to a prior license agreement, we granted certain exclusive licenses in exchange for approximately 51% of the common shares of Coates Motorcycle. In addition, we had an anti-dilution right. The Amended Motorcycle License Agreement expanded the license rights granted and removed the anti-dilution provision in exchange for 1,000,000 common shares of Coates Motorcycle. As a result of these transactions, we owned 3,558,000 shares of Coates Motorcycle, representing a 30% ownership interest. We are under no obligation to provide any funding or support to Coates Motorcycle under any circumstances. Under the Amended Motorcycle License Agreement, we granted an exclusive sublicense for North America, South America and Central America and their territories (collectively, the "Western Hemisphere") to make, use and sell motorcycles utilizing the CSRV Technology. At this time, Coates Motorcycle has expended all of its cash and has curtailed its operations.

Transaction with Dutchess Private Equities Fund, Ltd.

On April 26, 2007, we entered into an Investment Agreement (the “Agreement”) with Dutchess Private Equities Fund, Ltd. (“Dutchess”) to provide us with an equity line of credit. Pursuant to this Agreement, upon effectiveness of this registration statement, Dutchess is contractually obligated to purchase up to $10,000,000 of our Stock over the course of up to 36 months (“Line Period”), after a  registration statement has been declared effective (“Effective Date”). The amount that we shall be entitled to request from each of the purchase “Puts”, shall be equal to either 1) $500,000 or 2) 200% of the average daily volume (“ADV”), multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date.  The ADV shall be computed using the ten (10) trading days prior to the Put Date. The Purchase Price for the common stock identified in the Put Notice shall be set at ninety-three percent (93%) of the lowest closing bid price of the common stock during the Pricing Period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the Put Date and the Closing Date with respect to that Put.  During this time, we shall not be entitled to deliver another Put Notice.

We shall automatically withdraw that portion of the put notice amount, if the Market Price with respect to that Put does not meet the Minimum Acceptable Price.  The Minimum Acceptable Price is defined as seventy-five (75%) of the closing bid price of the common stock for the three (3) trading days prior to the Put Date.

In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess (“Registration Agreement”). Pursuant to the Registration Agreement, we were obligated to and on May 31, 2007 filed a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement within thirty (30) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the closing date.

Competition

Notwithstanding our perceived competitive advantages, the power generation market is a highly competitive industry currently occupied by extremely large companies such as Caterpillar, Inc., which owns MAK, Perkins and FG Wilson, Detroit Diesel Corporation, AB Volvo, Cummins and Marathon, among others. All of these companies have far greater financial and other resources than us and already occupy segments of the power generation market. In order to successfully penetrate this industry, the Coates generator engine will have to produce the performance and durability results anticipated by management and sell at a price or prices that will enable it to effectively compete and gain entrance into this market.

Parts and Supplies

To date, management has utilized the services of various vendors and manufacturers available throughout the United States to provide all of the parts necessary to assemble the Coates generator engine. We expect to continue to purchase all of our raw materials and parts, manufactured to our specifications, from a wide assortment of suppliers. We intend to commence the assembly of the Coates generator engines at our New Jersey facility and to acquire additional facilities if and when needed.

Patents and Licenses

The Amended Coates License Agreement grants us an exclusive, perpetual, royalty-free, fully paid-up license to use, in North, Central and South America all intellectual property rights that are currently owned or controlled by the licensors that directly relate to an internal combustion engine that includes the CSRV Engine. The license also covers any new or improved technology and related intellectual property rights that are directly related to the CSRV Engine that are developed by the licensors during their employment with us.

Included in the licensed intellectual property rights are 17 patents registered in the United States; certain patents registered in Canada, Mexico and in countries in Central and South America relating to the CSRV System; and one U.S. patent application filed by Mr. George J. Coates.

We rely upon patents, trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We cannot assure you that we can limit unauthorized or wrongful disclosures of trade secrets or otherwise confidential information. In addition, to the extent we rely on trade secrets and know-how to maintain our competitive technological position, we cannot assure you that others may not independently develop the same, similar or superior techniques.

Environmental Regulatory Compliance

All of our new engines, including the Coates generator engine, will be subject to extensive environmental laws, rules and regulations that impose standards for emissions and noise. Initially, compliance with the emissions standards promulgated by the U.S. Environmental Protection Agency ("EPA"), as well as those imposed by the State of New Jersey and other jurisdictions where we expect our engines will be used, will have to be achieved in order to successfully market the Coates generator engine. Our natural gas powered engine/generators comply with governmental standards as set forth in 40CFR (Code of Federal Regulations) 1048, that regulates environmental standards for natural gas-powered industrial engines. Our ability to comply with applicable and future emissions standards is necessary for us to enter the power generation and other markets. Failure to comply with these standards could result in a material adverse effect on our business and financial condition.

Employees

At December 31, 2006, we had 8 employees, including George J. Coates and his son Gregory Coates, who perform management, assembly and research and development functions. Bernadette Coates, the spouse of George J. Coates, is employed as administrative manager for Coates. We subcontract for certain labor services, parts and materials from Coates Precision Engineering, Inc., a corporation owned by George J. Coates, to which, during the years ended December 31, 2006 and 2005, we paid $42,400 and $84,058, respectively.

ITEM 17. MANAGEMENT’S DISCUSSION AND ANALYSIS

Forward Looking Statements

This registration statement of Form SB-2 contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements may include our statements regarding our goals, beliefs, strategies, objectives, plans, including product and service developments, current dependence on our contract with Well to Wire Energy, Inc., future financial conditions, results or projections or current expectations. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. The business and operations of Coates International Ltd. are subject to substantial risks, which increase the uncertainty inherent in the forward-looking statements contained in this report. Except as required by law, we undertake no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Further information on potential factors that could affect our business is described in our various periodic reports filed with the SEC. Readers are also urged to carefully review and consider the various disclosures we have made in this and such previously filed reports.

Background

We have substantially completed the development of the Coates spherical rotary valve engine. We are now engaged in adapting our technology to manufacturing industrial engines to power electric generators with output of up to 300kw, depending on the primary fuel. Thereafter, we intend to manufacture engines for multiple other applications and uses.

Significant Estimates

We utilize significant estimates in the preparation of our financial statements. These significant estimates include assigning useful lives to our property, plant and equipment, assigning an expected life to our outstanding stock options, selecting a volatility factor to be used in determining the fair market value of stock options on the date of grant and determining an appropriate amount to reserve for obsolete and slow moving inventory.

Results of Operations for the Three Months Ended March 31, 2007 Compared to the Three Months Ended March 31, 2006

No revenues were generated during the three month periods ended March 31, 2007 and 2006. Total operating expenses for the three month periods ended March 31, 2007 and 2006, were approximately $520,000 and $392,000, respectively, an increase of 32.7%. Research and development costs were approximately $81,000 and $ -0- for the three month periods ended March 31, 2007 and 2006, respectively. Research and development costs included employee compensation of approximately $64,000 and a write down of work in process inventory of approximately $17,000 in the 2007 period. This increase in research and development costs reflects the Company’s emphasis on R&D activities to complete development, make engineering refinements and perform testing of the technology for the third prototype production engine for Well-to-Wire.

General and administrative expenses increased to approximately $426,000 for the three months ended March 31, 2007 from approximately $380,000 in the corresponding three month period in 2006. This $46,000 or 12.2% increase primarily resulted from increased legal and professional fees of approximately $59,000, compensation expense in 2007 accrued for a former executive of approximately $48,000, a write off of deferred offering costs of approximately $15,000 and an increase in testing fees in the amount of $10,000, offset by an allocation of compensation expense to research and development expenses in 2006 of approximately $(64,000).

Interest expense, net, decreased slightly to approximately $96,000 from approximately $97,000 for the three months ended March 31, 2007 and 2006, respectively, as a result of interest income earned. Interest expense of $97,500 in both periods related to the required use of the financing method of accounting for our sale/leaseback transaction discussed in more detail below.

The change in deferred taxes for the three months ended March 31, 2007 and 2006 was fully offset by a valuation allowance, resulting in a $-0- net income tax provision. The Company experienced a net loss for the three month periods ended March 31, 2007 and 2006, of approximately $616,000 and $490,000, respectively.

Results of Operations for the Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

We earned revenues of $565,000 in 2006 in connection with the termination of a license agreement with one of our sublicensees and did not earn any revenues during 2005. Our principal business activities and efforts during 2006 and 2005 were devoted to (i) the continuation of the research, development, construction and testing of the prototype Coates Engines for WWE, (ii) undertaking an effort to raise additional working capital through the private placement of securities, and (iii) securing additional working capital in 2005 from the sale and leaseback financing of our principal offices, warehouse and manufacturing facility.

Total operating expenses for the years ended December 31, 2006 and 2005 were approximately $1,867,000 and $895,000, respectively, representing an increase of approximately 108.6%, which was primarily attributable to our resumption of the Company’s efforts towards continuing research and development relating to its prototype CSRV engine generator and increased legal fees primarily related to its efforts to sell securities. A shortage of available working capital during most of 2005 prevented us from undertaking extensive testing for the functionality, design and components of the prototype engines and we focused on reducing general and administrative expenses. Approximately $429,000 and $380,000 for the years ended December 31, 2006 and 2005, respectively, represented labor charges. Research and development expenses increased to approximately $437,000 in 2006 from approximately $18,000 in 2005 primarily as a result of the resumption of our efforts towards research and development relating to our prototype CSRV engine generator, a provision for slow moving inventory amounting to approximately $145,000 and a charge to write down inventories to net realizable value amounting to approximately $118,000. General and administrative expenses increased to approximately $1,373,000 in 2006 from approximately $820,000 in 2005. This approximately $553,000, or 67.4% increase primarily resulted from an increase of approximately $377,000 in legal fees, approximately $98,000 of offering costs charged to expense as a result of delays in our effort to sell securities through a private placement offering and approximately $41,000 of accrued compensation for a former executive officer.

The loss from operations of approximately $1,302,000 in 2006 increased approximately $407,000 from approximately $895,000 in 2005. This was the result of the increase in operating expenses in 2006 described above, partially offset by the research and development revenues from a terminated sublicense agreement in 2006. During 2005, our activities were adversely affected by inadequate working capital.

Other expense, net decreased to a net expense in 2006 of approximately $360,000 from approximately $365,000 in 2005. This resulted from (i) discontinuance of the recording of our equity in the losses of Coates Motorcycle Company, Ltd. (“CMC”) which amounted to approximately $260,000 in 2005, because our investment in and securities of CMC owned were written down to $-0- in 2005, (ii) an increase of approximately $237,000 in interest expense to approximately $390,000 in 2006, from $153,000 in 2005, resulting from the higher finance obligation related to the sale/leaseback of our principal offices, manufacturing and warehouse facility outstanding for all of 2006 and outstanding for a little more than one month in 2005, (iii) a gain on sale of investment in CMC in 2005, of $47,000; and (iv) a partial offset from interest income of approximately $30,000 earned on invested working capital.

In 2006, the change in deferred taxes was fully offset by a valuation allowance, resulting in a $-0- net income tax provision for 2006. In 2005, net income tax expense was $11,117 comprised of $127,156 of state income taxes relating to the taxability of the sale/leaseback transaction for state tax purposes, partially offset by the aggregate proceeds amounting to $116,039 from the sale of our unused State Net Operating Loss Carryover and Research and Development Tax Credits to corporate taxpayers in New Jersey.

The net result for the year 2006 was a loss of approximately $1,663,000 or $0.01 per share, as compared to a net loss of approximately $1,272,000 or $0.00 per share for 2005.

Liquidity and Capital Resources

Our cash position at March 31, 2007 was approximately $255,000, an increase of approximately $1,000 from the cash position of approximately $254,000 at December 31, 2006. We had a working capital deficiency of approximately $(592,000) at March 31, 2007 which represents an approximately $(73,000) increase from the approximately $(519,000) working capital deficiency at December 31, 2006. Our current liabilities of approximately $1,262,000 at March 31, 2007 increased by approximately $137,000 from approximately $1,125,000 at December 31, 2006. We have incurred recurring losses from operations, and as of March 31, 2007, our stockholders’ deficiency amounted to approximately $(3,177,000). These factors raise substantial doubt about our ability to continue as a going concern. Our Independent Registered Public Accountants have stated in their Auditor’s Report dated April 12, 2007 with respect to our financial statements as of and for the year ended December 31, 2006 that these circumstances raise substantial doubt about our ability to continue as a going concern.

Cash Flows for the Three Months Ended March 31, 2007

Operating activities utilized cash of approximately $(513,000) in the three months ended March 31, 2007 and approximately $(335,000) in the three months ended March 31, 2006. Cash utilized by operating activities in the three months ended March 31, 2007 results primarily from a net loss of approximately $(616,000), an increase in inventory of approximately $(25,000), prepaid expenses of approximately $(37,000), offset by an increase in accrued expenses of approximately $87,000, the conversion of accounts payable to a non-interest bearing promissory note of approximately $50,000 and non-cash expenses of approximately $29,000.

Investing activities utilized cash of approximately $(7,000) for deferred licensing costs in the three months ended March 31, 2007 and 2006, respectively.

Financing activities generated cash of approximately $520,000 for the three months ended March 31, 2007 and utilized cash of approximately $(70,000) for the three months ended March 31, 2006. Cash generated from financing activities for the three month period ended March 31, 2007 consisted of cash proceeds from the sale of capital securities of $420,000 which had not been issued to the investors at March 31, 2007 and 10% convertible notes in the principal amount of $100,000. Cash utilized for financing activities in the 2006 corresponding period consisted of deferred offering costs of approximately $(25,000) and repayment of a related party loan of approximately $(45,000).

Cash Flows for the Years Ended December 31, 2006

Operating activities utilized cash of approximately $(1,506,000) for the year ended December 31, 2006 and approximately $(1,164,000) for the year ended December 31, 2005. Cash utilized by operating activities for the year ended December 31, 2006 results primarily from a net loss of approximately $(1,663,000), a license deposit recognized as revenue of $565,000, decrease in inventory of approximately $(205,000) and a reduction of income taxes payable of approximately $127,000, partially offset by utilization of prepaid expenses of approximately $191,000, an increase in accrued expenses of approximately $542,000 and non-cash expenses of approximately $320,000.

For the year ended December 31, 2006, investing activities utilized cash of approximately $(77,000) for deferred licensing costs and approximately $30,000 for acquisition of property, plant and equipment. For the year ended December 31, 2005, investing activities utilized cash of $(207,000) consisting of a security deposit on leased property of $(195,000), deferred licensing costs of approximately $(55,000), acquisition of property, plant and equipment of approximately $(3,000), partially offset by proceeds from sale of investment in a related party of $47,000.

Financing activities utilized cash of approximately $(90,000) for the year ended December 31, 2006 consisting of deferred offering costs of approximately $(45,000) and repayment of due to related party of approximately $(45,000). Financing activities generated cash of approximately $3,119,000 for the year ended December 31, 2005 consisting of proceeds from finance obligation of approximately $3,877,000, proceeds from a related party loan of approximately $200,000, proceeds from issuance of common stock of $145,000, partially offset by repayment of a mortgage of approximately $(868,000), repayment of related party loan of approximately $(213,000).

We have instituted a cost reduction program intended to cut variable costs to only those expenses that are necessary to perform activities related to making engineering refinements to the Coates Engine, raising additional working capital and general administrative costs in support of such activities. In April and May 2007, we raised $1,370,000 of new working capital as discussed below. We continue to actively seek out new sources of working capital; however, there can be no assurance that we be successful in these efforts. In April 2007, the Company entered into a definitive agreement with Dutchess Private Equities Fund, Ltd. that could provide up to $10 million of additional funding to the Company, upon a registration statement filed with the Securities and Exchange Commission being declared effective.

We are currently refining the production prototype Coates generator engines and testing them. Subject to meeting WWE’s expectations with respect to the prototype Coates generator engine, we expect to receive the balance of $3,800,000 from WWE under our research and development agreement with them. Under our agreement with WWE, an additional balance due to us of $4,700,000 is payable in equal quarterly payments over a four year period, commencing 180 days following delivery to WWE of the third prototype engine, and subject to meeting WWE expectations as mentioned above. We expect that the prototype Coates generator engine will meet WWE’s expectations. There can be no assurance, however, that these agreements, as well as those presently in negotiations with prospective licensees, will be consummated in accordance with these expectations or that payments will be received as called for in the agreements.

During fiscal 2006, we expended significant working capital for our activities relating to the research, development, construction and testing of the production prototype Coates generator engines for WWE and costs incurred in connection with our effort to raise additional working capital through the private placement of our securities. At the end of 2006, we had negative working capital of approximately ($275,000) compared with positive working capital of approximately $1,722,000 at the end of 2005. In 2007, we closed on a series of financing and equity transactions that generated aggregate cash proceeds of $1,890,000 which are being used for working capital purposes. A summary of these transactions is as follows:

•
In April 2007, the Company sold 2,000,000 shares of its common stock to the son of a director of the Company and received aggregate gross proceeds of $500,000. In May 2007, the Company sold this son of a director an additional 1,333,333 shares of its common stock and received aggregate gross proceeds of $750,000. These transactions were private sales pursuant to stock purchase agreements.

•
In April 2007, we issued a $192,337 principal amount Promissory Note due April 4, 2008 to the Coates Trust in consideration for cash proceeds of $100,000 and conversion of a non-interest bearing demand loan due to the Coates Trust in the amount of $92,337. George J. Coates, Bernadette Coates and Gregory Coates are beneficiaries of this Trust. On May 22, 2007 this note was repaid in full, including accrued interest thereon.

•
In March and April 2007, we issued $120,000 aggregate principal amount of 10% Convertible Subordinated Notes, due March 2010 (the “Convertible Notes”) to two of our outside directors and received proceeds of $120,000. The Convertible Notes are convertible into shares of our common stock at an initial conversion rate of $0.45 per share. Interest shall accrue at the rate of 10% per annum and shall be payable in cash only at maturity. There was no beneficial conversion features associated with these convertible notes.

•
We commenced a private placement offering in December 2006 (the “Offering”) of “Units” consisting of (i) one share of our Series A Convertible Preferred Stock (the “Preferred Stock”) and (ii) a Warrant to purchase five thousand shares of our Common Stock at an initial exercise price of $1.10 per share (the “Warrants”), and terminated the Offering in March 2007. Aggregate net proceeds from this Offering, which amounted to $420,000 is being used for working capital purposes. Although 42,000 shares of our Preferred Stock were originally intended to be sold through this private placement offering over the period spanning from December 2006 through March 2007, no shares have been issued. We have received either written approval or a verbal commitment to provide written approval from all of the 14 accredited investors in this private placement offering to issue ten shares of our common stock for each share of Preferred Stock originally subscribed for, in lieu of issuing the Preferred Stock. Upon obtaining such written approval from all of these investors, we will issue in the aggregate 420,000 shares of our common stock and 42 Warrants for the 42 Units sold.

We will continue our efforts to identify sources of additional funding for working capital in 2007 in order to further support our operations. Such sources of working capital and new funding being pursued include (i) proceeds from WWE as provided for in the research and development agreement with WWE and our agreement with WWE upon delivery of the production prototype Coates generator engine, (ii) initial down payments on provisional orders from WWE upon conversion to firm orders, (iii) direct investment and/or finance facilities from institutional investors, (iv) new equity investment and/or up front licensing fees from prospective new sublicensees, (v) proceeds of stock issued to Dutchess Capital Equity Fund, Ltd. in connection with the Equity Line of Credit facility with Dutchess which will become available upon the effectiveness of this registration statement; and, (vi) cash down payments from potential new customers. There can be no assurance that we will be successful in securing any of these sources of additional funding. In this event, we may be required to substantially or completely curtail our operations, which would have a material adverse affect on our operations and financial condition.

Current liabilities at December 31, 2006 were primarily composed of approximately $782,000 of legal fees due to a law firm for its representation of us in litigation over the past several years, legal fees of approximately $93,000 due to a law firm for representation of us for various securities related matters, approximately $41,000 of accrued compensation due to a director and former executive officer, approximately $60,000 due to our former independent public registered accountants for audit and tax services and a stockholder loan from the Coates Trust for approximately $92,000. Payments for interest, real estate taxes and insurance under our sale/leaseback agreement amount to approximately $465,000 per year. We have employment agreements in place that provide for minimum annual salary payments to three of our executives aggregating $263,000. This amount would increase to approximately $675,000 upon our achieving an adequate level of working capital as defined in the employment agreements.

In February 2007, we entered into a settlement agreement with Rosenberg, Rich Baker Berman & Company (“RRBB”) which provided for a mutual release of any claims by the parties and that the balance of fees due RRBB would be converted to an approximately $50,000 principal amount, promissory note, payment of which became accelerated and was paid in full in April 2007. RRBB served as our Independent Registered Public Accounting Firm for the year ended December 31, 2005 and performed reviews of our quarterly reports on Form 10-QSB through the third quarter of 2006.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments at December 31, 2006:

	Amount Due Within
	Total	2007	2008	2009	2010	2011
Contractual Obligations

Sale/Leaseback Arrangement(1)	$1,917,500	$390,000	$390,000	$390,000	$390,000	$357,500
Employment Agreements(2)	1,266,000	263,000	263,000	263,000	263,000	214,000
Demand Loan due to related party(3)	92,337	92,337	-	-	-	-
Total	$3,275,837	$745,337	$653,000	$653,000	$653,000	$571,500

(1) Although the total finance obligation reflected in the Company’s balance sheet at December 31, 2006 amounts to approximately $3,877,000, only the amounts reflected in the above table constitute a contractual commitment. This is a result of the required finance method of accounting treatment for the underlying sale/leaseback transaction. This accounting treatment is being applied because the Company’s option to repurchase this property through November 2008, represents a continuing interest in the property. Under this method, the property and the finance obligation continue to be reported on the Company’s balance sheet until the exercise or expiration of the repurchase option. The above payments, which will be charged to interest expense under this finance method of accounting equate to an annual interest rate of 10.06%.

(2) Our obligation under employment agreements would increase to $675,000 per year through October 17, 2009 and to $550,000 per year from October 18, 2009 through October 23, 2011, upon the Company achieving an adequate level of working capital, as defined.

(3) In April 2007, this demand loan was converted into a 6% promissory note due April 4, 2008, which was repaid in full with accrued interest in May 2007.

Plan of Operation

Currently, the prototypes of the CSRV System-based generator engine are undergoing performance and other tests. Initially, the Company intends to sell the engine/generators to a party that has expressed indications of interest to purchase Coates Engines upon the successful completion of the above tests. If these indications of interest become firm orders, the fulfillment of these orders may occur over a three to five year period. The Company intends to take advantage of the fact that essentially all the components of the CSRV generator engine may be readily sourced and acquired from subcontractors, and accordingly, intends to manufacture the generator engine in the two following ways:

•
Assembly - to develop assembly lines within the Company’s premises. The Company has been evaluating various opportunities to expand or acquire additional manufacturing capacity. When the demand for our products justifies it, the Company will take the required steps in order to increase its work force. We may hire a significant number of new employees within the next 12 to 24 months after production commences.

•	Licensing the technology to Original Equipment Manufacturers (“OEM”) - to take advantage of third party manufacturers’ production ability by signing OEM agreements.

Going Concern

As shown in the accompanying financial statements as of and for the three months ended March 31, 2007, the Company has incurred recurring losses from operations, and as of March 31, 2007, had a working capital deficiency of approximately $592,000 and a Stockholders’ Deficiency of approximately $3,177,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Our independent registered public accounting firm has stated in their Auditor’s Report as of December 31, 2006 and for the year then ended that this raises substantial doubt about our ability to continue as a going concern.

Management has instituted a cost reduction program intended to cut variable costs to only those expenses that are necessary to complete its activities related to making engineering refinements to the Coates Engine, identifying additional sources of working capital and general administrative costs in support of such activity. The Company has also been actively undertaking efforts to identify new sources of working capital. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Newly Received and Potential New Sources of Working Capital since March 31, 2007

In April and May 2007, we raised $1,370,000 of new working capital from the issuance of common stock and the issuance of 10% convertible notes. In April 2007, we entered into a definitive agreement with Dutchess Private Equities Fund, Ltd. that could provide up to $10 million of additional funding to the Company, upon a registration statement filed with the Securities and Exchange Commission being declared effective. We continue to actively seek out new sources of working capital; however, there can be no assurance that we will be successful in these efforts. Management believes that with these new sources of working capital we will be able to pursue our business plan for the initial phase of production.

ITEM 18. DESCRIPTION OF PROPERTY

Our executive offices and testing facility are located in an approximately 25,000 square foot building in Wall Township, New Jersey, outside of New York City. At the end of November 2005, we entered into a sale/leaseback arrangement for this property.

We have an option to repurchase the property at any time during the first three years of the agreement for $5,200,000. The new lease agreement with the purchaser provides for monthly payments of $32,500 over a six year period. Under the lease agreement, we are responsible for all real estate taxes and operating expenses of the property, including insurance. We will only be able to finance the repurchase of the leased premises if we are successful in obtaining outside financing on terms and conditions satisfactory to us.

In our research and development operations, we own and utilize milling machines, lathes, grinders, hydraulic lifts and presses, tooling, dynamometers and emission testing machines and computerized drafting and printing equipment. All of such equipment is in good condition.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We subcontract certain project expenses from Coates Precision Engineering, of which George J. Coates is the sole shareholder. During the years ended December 31, 2006 and 2005, we paid $42,400 and $84,058, respectively, for these services.

On April 30, 2003, we entered into a sublicense agreement with Coates Motorcycle Company, Ltd ("Coates Motorcycle"). Prior to the agreement, Gregory Coates, son of George J. Coates, owned 100% of Coates Motorcycle. Pursuant to the agreement, we granted an exclusive license to utilize the CSRV System for the manufacturing use or sale of motorcycles and gasoline powered internal combustion engines used in motorcycles in North America, Central America and South America. In addition, we granted a non-exclusive license to use the CSRV Seals in the manufacture of the CSRV Systems for incorporation into motorcycle engines in North America, Central America and South America. In consideration, we received approximately 51% of the common shares of Coates Motorcycle. In addition, we had an anti-dilution right. On March 5, 2004, we amended our license agreement with Coates Motorcycle to expand the license rights granted and to remove the anti-dilution provision in exchange for 1,000,000 common shares of Coates Motorcycle. As a result of the transactions, we owned 3,558,000 shares of Coates Motorcycle, representing a 30% ownership interest. During 2005, we sold 9,400 shares of Coates Motorcycle for $5.00 per share and realized a gain of $47,000 on the sale. At this time, Coates Motorcycle has expended all of its cash and has curtailed its operations.

During the years ended December 31, 2006 and 2005, Mark Goldsmith, former Chief Executive Officer, President and Director also served as the Chief Executive Officer, President and Interim Chief Financial Officer of Coates Motorcycle pursuant to an employment agreement. Mr. Goldsmith received salary payments of $185,000, a portion of which represented deferred salary from the prior year, and $81,500 from Coates Motorcycle in 2006 and 2005, respectively and was provided with a leased automobile.

During the year ended December 31, 2005, we received $76,911 from Coates Motorcycle as partial reimbursement for various overhead expenses, incurred on its behalf.

The Coates Trust has made loans to Coates at various times to provide working capital. George J. Coates, Bernadette Coates, wife of George J. Coates and Gregory Coates are beneficiaries of the Coates Trust. The net outstanding balance was $92,337 at March 31, 2007. These borrowings were in the form of a demand loan which carried no interest and was repaid from time to time depending upon cash availability. No interest was imputed on these loans for the three months ended March 31, 2007 or for the years ended December 31, 2006 and 2005 as such amount was not material to the financial statements for such periods. It is the intention of the Coates Trust to assist us with our working capital requirements as needed in the future, even though it is not legally obligated to do so. In April 2007, this demand loan was converted to a 6% promissory note due April 4, 2008. On May 22, 2007, this note was repaid in full, including accrued interest.

Bernadette Coates, George’s wife made loans to us in 2005, to provide working capital. The amount due to Mrs. Coates was repaid in 2006. No interest was imputed on these loans for the years ended December 31, 2006 and 2005 as such amount was not material to the financial statements for such periods.

We paid compensation and benefits to George J. Coates, Gregory Coates and Bernadette Coates for management of the office amounting to approximately $184,000, $83,000 and $41,000, respectively, in 2006 and amounting to $184,000 $83,000 and $41,000, respectively in 2005. In 2006, we paid Gregory Coates $25,000 towards a newly created technology in connection with a computerized, sequential injection system.

Barry C. Kaye, Treasurer and Chief Financial Officer was paid consulting fees of $15,500 and $3,000 in 2006 and 2005, respectively.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There was no established public trading market for our Common Stock during the years ending December 31, 2006 and 2005. Our Common Stock began trading on the Over the Counter Bulletin Board (“OTC Bulletin Board”), ticker symbol COTE, on February 26, 2007. The closing price of the common stock on May 22, 2007 was $1.23 per share.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

Holders of Our Common Stock

As of the date of this registration statement, we have approximately 920 shareholders of record.

TRANSFER AGENT

The transfer agent and registrar for our Common Stock is American Stock Transfer Company.

SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act of 1933, may generally only be sold in compliance with Rule 144 under the Securities Act of 1933.

SALE OF RESTRICTED SHARES. Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act of 1933 and have not been registered for resale. Additional shares may be issued pursuant to outstanding options and warrants we are obligated to issue in connection with our private placement offering of our Preferred Stock and Warrants.

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

ITEM 21. EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the years ended December 31, 2006 and 2005:

 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

George J. Coates, President, CEO and Chairman	2006 2005	183,549 183,549		0 0	0 0	(1) 0	0 0	0 0	(5)(7) (7)	$183,549 $183,549
Mark D. Goldsmith, Former CEO and President	2006 2005	41,096 0	(2)	0 0	0 0	0 0	0 0	0 0	0 0	0 0
Barry C. Kaye (3) CFO and Treasurer	2006 2005	0 0		0 0	0 0	(3) 0	0 0	0 0	$15,500(6) 3,000(6)	15,500 3,000
Gregory Coates (4), President, Technology Division	2006 2005	82,971 82,971	(4)	0 0	0 0	(4) 0	0 0	0 0	(7) (7)	82,971 82,971

(1)  We executed an amended and restated employment agreement with George J. Coates (the “GJC Agreement”) that replaces an employment agreement signed in 2006. The term of the GJC Agreement, which became effective as of October 23, 2006, is for five years. The GJC Agreement provides for annual salary of $183,549, an annual performance bonus determined by unanimous vote of the independent members of the Board of Directors, plus vacation, sick leave and participation in health, dental and life insurance and any other established benefit plans. The GJC Agreement further provides that upon our achieving a sufficient level of working capital, the amount of annual salary shall be increased to $300,000, an automobile will be provided to Mr. Coates and he will be entitled to a severance payment equal to three years’ annual compensation, should he terminate his employment with Good Reason, as defined, or upon his death. He will also work with us in securing key-man life insurance. In accordance with the GJC Agreement, on April 18, 2007 we granted Mr. Coates 1,000,000 stock options to purchase shares of our common stock at an exercise price of $0.44 per share.

(2)  In late March 2007, at the request of the Company, Mark D. Goldsmith stepped down from his positions as Chief Executive Officer and President. Although the Company considered a possible future role for Mr. Goldsmith upon certain conditions being satisfied, it was unable to agree on the terms and conditions for such a future role. As a result of his departure, the Company may be obligated to make certain payments to Mr. Goldsmith under an employment agreement dated October 18, 2006. On April 17, 2007, the Company notified Mr. Goldsmith in writing that he was being terminated as a director, officer and employee with “Cause”, as defined in his employment agreement. On May 11, through an attorney, Mr. Goldsmith notified the Company that he is disputing the Company’s position that his termination was with Cause. In his letter, he has taken the position that he has resigned for “Good Reason”, as defined in his employment agreement and asserted that we are liable to him for breach of his employment contract. We are of the opinion that Mr. Goldsmith’s claim is baseless because we had cause to terminate our relationship with him. We intend to vigorously contest any lawsuit instituted by Mr. Goldsmith and will likely assert a counterclaim against him.. At this time, it is too early to estimate the likely outcome of this dispute and, accordingly, no amounts have been accrued subsequent to the date of termination being asserted by the Company. If the Company’s position is upheld, then Mr. Goldsmith would not be entitled to any severance or stock options under his employment agreement.

The total amount accrued and unpaid for this potential contested liability through March 28, 2007, the date the Company believes that Mr. Goldsmith was terminated with Cause, was approximately $89,000

(3)     We executed an amended and restated employment agreement with Mr. Kaye (the “Kaye Agreement”) that replaces an employment agreement signed in 2006. The term of the Kaye Agreement, which became effective as of October 18, 2006, is for three years. The Kaye Agreement initially provides for minimum wages and benefits. The Kaye Agreement further provides that upon our achieving a sufficient level of working capital, the amount of annual salary shall be increased to $125,000, he will become eligible for an annual performance bonus and he will be entitled to a severance payment equal to one year’s annual compensation, should he be terminated by us without Cause, as defined, or if he should terminate his employment with Good Reason, as defined. In accordance with the Agreement, we committed to grant Mr. Kaye 125,000 stock options to purchase shares of our common stock at an exercise price of $0.44 per share.

 (4)     We executed an amended and restated employment agreement with Gregory Coates (the “GC Agreement”) that replaces an employment agreement signed in 2006. The term of the GC Agreement, which became effective as of October 23, 2006, is for five years. The GC Agreement provides for annual salary of $79,898, plus vacation, sick leave and participation in health, dental and life insurance and any other established benefit plans. The GC Agreement further provides that upon our achieving a sufficient level of working capital, the amount of annual salary shall be increased to $250,000, he will become eligible for an annual performance bonus, an automobile will be provided to Gregory Coates and he will be entitled to a severance payment equal to two years’ annual compensation, should he terminate his employment with Good Reason, as defined. He will also be provided with a $2 million life insurance policy and will work with us in securing key-man life insurance. In accordance with the GC Agreement, we committed to grant Mr. Coates 500,000 stock options to purchase shares of our common stock at an exercise price of $0.44 per share.

(5)    We issued Mr. Coates 1,000,000 shares of its common stock as consideration for a license agreement.

(6)     This amount represents payments to Mr. Kaye for consulting services provided to us during 2006 and 2005, respectively.

(7)     George J. Coates and Gregory Coates were provided with health care, dental care and life insurance benefits amounting to approximately $9,800 and $9,100, respectively, in 2006 and amounting to approximately $8,700 and $9,600, respectively in 2005.

Stock Option Grants

The following table sets forth information with respect to our securities authorized for issuance as of May 21, 2007, under our 2006 Stock Option and Incentive Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, rights and warrants	Weighted average exercise price of outstanding options, rights and warrants	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity Compensation plans approved by security holders	None	None	None
Equity Compensation plans without approval by security holders	1,800,000	$0.44	10,700,000
Total	1,800,000	$0.44	10,700,000

Our 2006 Stock Option and Incentive Plan (the “Stock Plan”) was adopted by the Board of Directors in October 2006. We may, at our option, undertake to have the Stock Plan adopted by our shareholders. Such adoption could be accomplished if George J. Coates were to vote all of his shares of our common stock in favor of adoption. The Stock Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, Coates and its subsidiaries. A total of 12,500,000 shares of Common Stock may be issued upon the exercise of options or other awards granted under the Stock Plan.

Upon the consummation of an acquisition of the business, by merger or otherwise, the Board shall, as to outstanding awards (on the same basis or on different bases as the Board shall specify), make appropriate provision for the continuation of such awards by us or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities or other consideration as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the shares of Common Stock subject to such awards immediately preceding the acquisition.

The Board may at any time provide that any stock options shall become immediately exercisable in full or in part, that any restricted stock awards shall be free of some or all restrictions, or that any other stock-based awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

Employment and Consulting Agreements

In October 2006, we signed employment contracts with George J. Coates, Gregory Coates and Barry C. Kaye, who are serving as employees. These employment agreements were amended and restated on April 6, 2007. On October 18, 2006, we entered into an employment agreement with Mark D. Goldsmith covering the terms and conditions of his employment as Chief Executive Officer and President. On March 28, 2007, Mr. Goldsmith stepped down from these positions.

A summary of the compensation terms under the employment agreements appears in the table below.

Name & position	Annual compensation		Number of stock options[4]		Life insurance	Severance payment[5]	Term of the Agreement
George Coates, President and Chief Executive Officer	$183,549	[1]	1,000,000		$2,000,000	Three years salary[6]	Five years
Gregory Coates, President Technology Division	$79,898	[1]	500,000		$2,000,000	Two years salary[6]	Five years
Mark D, Goldsmith, former Chief Executive Officer and President[2]	$200,000	[2]	0	[2]	None	None	Three years
Barry C. Kaye, Treasurer and Chief Financial Officer	$0	[3]	125,000		None	One year salary[3]	Three years

[1]
The annual salary for George J. Coates and Gregory Coates shall be increased to $300,000 and $250,000, respectively, at such time that the Board of Directors determines that we have Sufficient Capital, as defined.

[2]
In late March 2007, Mark D. Goldsmith stepped down from his positions as Chief Executive Officer and President, and in April 2007, Mr. Goldsmith resigned his position as a member of the Board of Directors. The amount of compensation that could be due Mr. Goldsmith for his employment in 2006 pursuant to the employment agreement, amounted to $41,096. This amount has been recorded as an expense in our financial statements in 2006. Mr. Goldsmith may attempt to assert claims under this employment agreement. We do not intend to make any payments to Mr. Goldsmith in connection with this employment agreement.

[3]
Mr. Kaye’s compensation, severance and benefits shall not commence until the Board of Directors determines that we have Sufficient Capital, as defined. At that time, Mr. Kaye’s salary shall be $125,000 per annum. Until Mr. Kaye’s salary commences, he is being paid for his services by us as a consultant on a per diem basis. In 2006, Mr. Kaye received $15,500 in consulting fees from the Company.

[4]	These Options, which were granted on April 18, 2007, expire in October 2021. The options will be granted with the following vesting schedule:

•	One-third of the options granted to George J. Coates and Gregory Coates vested on April 30, 2007 and the balance shall vest in two equal installments on October 23, 2008 and 2009.

•
The options granted to Mr. Kaye shall vest as follows: 25,000 stock options vested on April 30, 2007 and the balance in three equal installments on October 18, 2007, 2008 and 2009. The options will immediately fully vest in the event the employee terminates his employment for a good reason, or if we terminate his employment without cause.

[5]	The entitlement for the severance payment is subject to the employee terminating his employment for a good reason.

[6]	The severance payment shall become effective in the event such termination for a good reason occurs after the Board of Directors determines that we have Sufficient Capital, as defined.

Under the applicable employment agreements, these employees are eligible for an annual performance bonus only after the Board of Directors determines that we have Sufficient Capital, as defined.

Under their employment agreements, George and Gregory Coates undertook to vote all their shares to elect to our Board of Directors at least two ‘independent directors’ as defined by the rules of the SEC and NASDAQ. In addition, our rights in intellectual property developed by George and Gregory Coates are as set forth in a certain amended and restated license agreement dated April 6, 2007 and described in Item 1, under caption ‘Patents and Licenses’. Under their employment agreements we are not entitled to terminate either George or Gregory Coates employment unless they are terminated for cause.

ITEM 22. FINANCIAL STATEMENTS

See Pages F-1 to F-32

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective on January 29, 2007, the Registrant engaged Weiser LLP, Certified Public Accountants ("Weiser") with an address at 135 West 50th Street, New York, NY as its new independent registered public accounting firm. The decision to engage Weiser was approved by our Audit Committee.

Effective on January 29, 2007, Rosenberg Rich Baker Berman and Company ("RRBB") was dismissed as the Registrant's independent registered public accounting firm. The decision to dismiss RRBB was approved by our Audit Committee. RRBB performed the audit of the our financial statements since 1996. The reports of RRBB on the fmancial statements for the fiscal year ended December 31, 2005 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2005 and the subsequent interim periods for the quarters ended March 31, June 30, and September 31, 2006, prior to its dismissal, there were no disagreements with RRBB on any matter of accounting principles or practices, fmancial statement disclosure or auditing scope or procedure, which disagreements if not resolved to RRBB's satisfaction would have caused RRBB to make reference to this subject matter of the disagreements in connection with its reports or any reportable events as defined in Item 304(a)(1)(iv)(B) of Regulation S-B, promulgated under the Securities Exchange Act of 1934, as amended.

Pursuant to our request, we have received a letter addressed to the Securities and Exchange Commission stating whether RRBB agrees with the statements we have made above. A copy of such letter, dated February 8, 2007, was filed with the Securities and Exchange Commission as an exhibit to our report on Form 8-K, dated February 13, 2007.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580, 100 F Street NE, Washington DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section of the Delaware Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$726.14
Federal Taxes	-
State Taxes and Fees	-
Transfer Agent Fees	-
Accounting fees and expenses	25,000.00
Legal fees and expense	30,000.00
Blue Sky fees and expenses	-
Miscellaneous	-
Total	$55,726.14

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In April 2007, the Company sold 2,000,000 shares of its common stock to Stephen Evans, the son of a director of the Company and received aggregate gross proceeds of $500,000. In May 2007, the Company sold this shareholder an additional 1,333,333 shares of its common stock and received aggregate gross proceeds of $750,000. These transactions were private sales of unregistered shares of common stock pursuant to stock purchase agreements. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In March and April 2007, we issued $120,000 aggregate principal amount of 10% Convertible Subordinated Notes, due March 2010 (the “Convertible Notes”) to two of our outside directors and received proceeds of $120,000. The Convertible Notes are convertible into shares of our common stock at an initial conversion rate of $0.45 per share. Interest shall accrue at the rate of 10% per annum and shall be payable in cash only at maturity. On May 16, 2007, $100,000 principal amount of 10% convertible notes were converted to 222,222 shares of our common stock. These notes and shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In March 2007, we completed the sale of an aggregate of 42,000 shares of 6% Series A Convertible Preferred Stock (“Preferred Stock”) and 42 Warrants to purchase an aggregate of 210,000 shares of our Common Stock at $1.10 per share and received total gross proceeds of $420,000. Each share of Preferred Stock was to be convertible into ten shares of our common stock at any time. Aggregate net proceeds of this Offering from 14 accredited investors amounted to $420,000, which is being used for working capital purposes. There were no expenses incurred related to this offering. All of these investors have agreed to accept ten shares of our common stock in lieu of each share of Preferred Stock purchased through the private offering. On June 1, 2007 the Company issued in the aggregate 420,000 shares of its common stock and 42 Warrants for the Units sold. These shares of our preferred stock and warrants qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

There were no sales of our common stock in 2006. In 2005, we issued 29,000 shares and 6,000 shares of our common stock in private transactions at a price of $5.00 per share, in consideration for cash proceeds of $145,000 which has been used for working capital purposes and the satisfaction of a $30,000 account payable, respectively. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

We did not employ an underwriter in connection with the issuance of the securities described above. We believe that the issuance of the foregoing securities was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Each of the purchasers was an accredited investor, and acquired the securities for investment purposes only and not with a view to distribution.

ITEM 27. EXHIBITS.

Exhibit No.	Description

3.1 ++	-	Restated Certificate of Incorporation

3.1(i) ++	-	Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of Delaware on May 22, 2000

3.1(ii) ++	-	Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of Delaware on August 31, 2001

3.2 ++	-	Bylaws

5.1 @	-	Opinion of Anslow & Jaclin, LLP

10.6 +	-	License Agreement, dated September 29, 1999, with Well to Wire Energy, Inc.

10.7 +	-	Amendment No. 1 to License Agreement with Well to Wire Energy Inc. dated April 6, 2000

10.8 +	-	Amendment No. 2 to License Agreement with Well to Wire Energy Inc. dated July 21, 2000

10.11 #	-	Sublicense Agreement, dated April 30, 2003, Coates and Coates Motorcycle Company, Ltd.

10.12 &		Amendment No. 1 to Sublicense Agreement, dated March 5, 2004, between the Coates and Coates Motorcycle Company, Ltd.

10.13 ^	-	Confirmation Letter between the Coates and Well to Wire Energy Inc. dated July 7, 2006

10.14 ~	-	2006 Employee Stock Option and Incentive Plan adopted on October 25, 2006

10.15 ~	-	License Agreement between Coates and Coates Trust dated October 23, 2006

10.16 *	-	Amended and Restated Employment Agreement between Coates and George J. Coates dated April 6, 2007

10.17 *	-	Amended and Restated Employment Agreement between Coates and Gregory Coates dated April 6, 2007

10.18 *	-	Amended and Restated Employment Agreement between Coates and Barry C. Kaye dated April 6, 2007

10.19 *	-	Amended and Restated License Agreement between the Coates and George J. Coates and Gregory Coates dated April 6, 2007

10.20 *	-	Termination of License Agreement between Coates and Coates Trust dated April 6, 2007

10.21**	-	Investment Agreement dated April 26, 2007, by and between the Company and Dutchess Private Equities Fund, Ltd.

10.22**	-	Registration Rights Agreement dated April 26, 2007, by and between the Company and Dutchess Private Equities Fund, Ltd.

23.1 @		Consent of Weiser, LLP

23.2 @		Consent of Rosenberg Rich Berman Baker & Company

23.3 @		Consent of Counsel, as in Exhibit 5.1

@	Filed herewith.
++	Incorporated by reference from the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 31, 2007, File No. 000-33155
=	Incorporated by reference from the Registration Statement filed on Form S-1 with the Securities and Exchange Commission on November 1, 1995, File No. 33-94884.
+	Incorporated by reference from the Registration Statement and amendments thereto filed on Form 10-SB with the Securities and Exchange Commission, File No. 000-33155.
#	Incorporated by reference from the Form 10-QSB for the quarter ended June 30, 2003.
&	Incorporated by reference from the Form 10-KSB for the fiscal year ended December 31, 2004.
^	Incorporated by reference from the Form 10-QSB for the quarter ended June 30, 2006.
~	Incorporated by reference from the Form 10-KSB/A for the fiscal year ended December 31, 2005.
*	Incorporated by reference from the Form 10-KSB for the fiscal year ended December 31, 2006
**	Incorporated by reference from the Form 8-K filed with the SEC on May 1, 2007

ITEM 28. UNDERTAKINGS.

(a) Rule 415 Offering Undertaking:

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Wall, State of New Jersey on June 15, 2007.

By:	/s/ George J. Coates
George J. Coates
Chairman of the Board of Directors

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints George J. Coates, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George J. Coates George J. Coates	Director, Chairman, Chief Executive Officer and President (principal executive officer)	June 15, 2007

/s/ Gregory Coates Gregory Coates	Director, President-Technology Division	June 15, 2007

/s/ Barry C. Kaye Barry C. Kaye	Director, Treasurer, Chief Financial Officer (principal financial and accounting officer)	June 15, 2007

/s/ Richard W. Evans Richard W. Evans	Director and Secretary	June 15, 2007

/s/ Michael J. Suchar Michael J. Suchar	Director	June 15, 2007

/s/ Frank Adipietro Frank Adipietro	Director	June 15, 2007

/s/ Glenn Crocker Glenn Crocker	Director	June 15, 2007

/s/ Richard Whitworth Richard Whitworth	Director	June 15, 2007

Coates International, Ltd.
Financial Statements as of and for the Quarter Ended March 31, 2007 and 2006

Coates International, Ltd.

Index to the Financial Statements

March 31, 2007

Page

Financial Statements

Balance Sheet	F-3

Statements of Operations	F-4

Statements of Cash Flows	F-5

Notes to the Financial Statements	F-6 to F-11

 Coates International, Ltd.
Condensed Balance Sheet
March 31, 2007
(Unaudited)

Assets
Current Assets
Cash	$255,059
Inventory, net of reserve for obsolescence of $144,889	376,723
Prepaid and other assets	37,363
Total Current Assets	669,145
Investment in related party	-
Property, plant and equipment, net of accumulated depreciation of $774,912	1,482,943
Deferred licensing costs, net of accumulated amortization of $5,734	86,426
Security deposits	197,500
Total Assets	$2,436,014
Liabilities and Stockholders’ Deficiency
Current Liabilities
Accounts payable and accrued liabilities	$1,119,598
Demand loan due to related party	92,337
Non-interest bearing promissory note	49,573
Total Current Liabilities	1,261,508
License deposits	375,000
Finance obligation	3,876,607
10% Convertible note, due March 2010	100,000
Total Liabilities	5,613,115

Commitments and Contingencies	-

Stockholders' Deficiency
Preferred stock, Series A, $0.001 par value 14,000,000 shares authorized, no shares issued or outstanding	-
Common stock, $.0001 par value, 1,000,000,000 shares authorized, 266,894,278 shares issued and outstanding	26,689
Subscribed stock	420,000
Additional paid-in capital	17,176,155
Accumulated deficit	(20,799,945)
Total Stockholders' Deficiency	(3,177,101)
Total Liabilities and Stockholders' Deficiency	$2,436,014

The accompanying notes are an integral part of this condensed balance sheet.

Coates International, Ltd.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2007	2006

Revenue	$-	$-

Operating Expenses:
Research and development costs	80,508	-
General and administrative expenses	425,811	379,542
Depreciation and amortization expense	14,169	12,637
Total Operating Expenses	520,488	392,179

Loss From Operations	(520,488)	(392,179)

Other Income (Expense)
Interest expense, net of interest income of $1,600 and $69 in 2007 and 2006, respectively	(95,900)	(97,431)
Total Other Expense	(95,900)	(97,431)

Loss Before Income Taxes	(616,388)	(489,610)

Provision for income taxes	-	-
Net Loss	$(616,388)	$(489,610)
Basic and Diluted Net Loss per share	$(0.00)	$(0.00)
Basic and Diluted Weighted Average Number of Shares	266,894,278	266,894,278

The accompanying notes are an integral part of these condensed financial statements.

Coates International, Ltd.
Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2007	2006

Cash Flow From Operating Activities	$(512,686)	$(334,732)
Cash Flow From Investing Activities
Deferred licensing costs	(6,497)	(6,694)
Net Cash Used for Investing Activities	(6,497)	(6,694)

Cash Flow From Financing Activities
Subscribed stock	420,000	-
Proceeds from issuance of 10% convertible note	100,000	-
Deferred offering costs paid	-	(25,185)
Repayment of related party loan	-	(45,300)
Net Cash Provided by (Used for) Financing Activities	520,000	(70,485)
Net Increase (Decrease) in Cash	817	(411,911)
Cash - Beginning of Period	254,242	1,928,123
Cash - End of Period	$255,059	$1,516,212

Schedule of Supplemental Cash Flow Data:
Cash paid for interest	$130,000	$-
Non-cash financing activities:
Note issued for accrued liabilities	$49,573	$-

The accompanying notes are an integral part of these condensed financial statements

Coates International, Ltd.
Notes to Condensed Financial Statements

1. BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Item 310 of Regulation S-B. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the three months ended March 31, 2007 and 2006 are not necessarily indicative of the results that may be expected for any other interim period or for the full year. The unaudited condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2006 and pages F-12 through F-32 herein.

2. ACCOUNTING POLICIES

Licensing Costs

Under the CSRV Licensing Agreement for the CSRV technology,  the Company is responsible for all costs in connection with applying for, obtaining and maintenance of patents to protect the CSRV System intellectual technology. Such costs are expensed as incurred. For the three months ended March 31, 2007 and years ended December 31, 2006 and 2005 only, the Company capitalized such licensing costs, which are being amortized on a straight-line basis over 20 years. The effect of capitalizing such costs for the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005 was not material. Such amount is reflected in the accompanying balance sheet as Deferred Licensing Costs.

Uncertainty in Income Taxes

Effective January 1, 2007, the Company adopted Statement of Financial Accounting Standards (“SFAS”) Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS Statement No. 109" ("FIN 48"), which clarifies the accounting and disclosure for uncertain tax positions, as defined. Adoption of FIN 48 did not have a material impact on the financial position or results of operations of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. SUBSCRIBED STOCK

The Company commenced a private placement offering in December 2006 (the “Offering”) of “Units” consisting of (i) one share of the Company’s 6% Series A Convertible Preferred Stock (the “Preferred Stock”) and (ii) a Warrant to purchase five thousand shares of the Company’s Common Stock at an initial exercise price of $1.10 per share (the “Warrants”), and terminated the Offering in March 2007. Each share of Preferred Stock is convertible into ten shares of our common stock at any time. Aggregate net proceeds from this Offering, which amounted to $420,000 is being used for working capital purposes. There were no expenses incurred related to this offering. Certain of these investors have agreed to accept ten shares of our common stock in lieu of each share of Preferred Stock purchased through the private offering. The Company is seeking approval from the remaining investors to accept the common stock in lieu of the Preferred Stock. Upon obtaining such approval, the Company will issue in the aggregate 420,000 shares of its common stock and 42 Warrants for the Units sold. If such approval cannot be obtained from the remaining investors, then such investors will be issued the shares of Preferred Stock they originally purchased. At March 31, 2007, no shares of either common stock or Preferred Stock had been issued to any of these investors. Accordingly, the accompanying balance sheet reflects the Subscribed Stock in the Stockholders’ Deficiency section in the amount of $420,000. Upon final determination of this matter with each investor, the appropriate number of shares of common stock and/or Preferred Stock, as the case may be, will be issued to the 14 accredited investors in this offering. Also, at that time, if any of the Investors insist on receiving Preferred Stock, then a determination of the amount of any beneficial conversion feature relating the Warrants will be made. The Company intends to register 630,000 of shares of common stock related to the subscribed stock and Warrants sold through this offering, in connection with a registration statement it plans to file related to the Equity Line of Credit transaction with Dutchess Private Equities Fund, Ltd. discussed in more detail in Note 12.

Coates International, Ltd.
Notes to Condensed Financial Statements

4. COMMON STOCK

On February 26, 2007, the Company’s common stock commenced trading on the Over the Counter Bulletin Board market system under the ticker symbol COTE.

5. SETTLEMENT AGREEMENT WITH PRIOR ACCOUNTANTS

In February 2007, the Company entered into a settlement agreement with Rosenberg, Rich Baker Berman & Company (“RRBB”) which provided for a mutual release of any claims by the parties and that the balance of fees due RRBB would be converted to an approximately $50,000 principal amount, promissory note which is reflected as non-interest bearing promissory note on the accompanying balance sheet. Payment of this promissory note became accelerated and was paid in full in April 2007. RRBB served as the Company’s Independent Registered Public Accounting Firm for the year ended December 31, 2005.

6. ISSUANCE OF 10% CONVERTIBLE NOTE

In March 2007, the Company issued $100,000 principal amount of 10% Convertible Subordinated Notes, due March 2010 (the “Convertible Notes”) to one of its outside directors and received cash proceeds of $100,000. This amount is included in non-current liabilities on the accompanying balance sheet. In April 2007, the Company issued an additional $20,000 principal amount of Convertible Notes to another outside director and received cash proceeds of $20,000. The proceeds from the Convertible Notes are being used for working capital purposes. The Convertible Notes are convertible at the option of the holder into shares of the Company’s common stock at an initial conversion rate that is determined by dividing the principal amount of notes being convertible by $0.45. As the closing price of the Company’s common stock on the date of the transaction was $0.35 per share, there was no beneficial conversion feature. Interest shall accrue at the rate of 10% per annum and shall be payable in cash only at maturity. All interest shall be forfeited upon conversion, in which case the holder would be entitled to dividends declared, if any, on the Company’s common stock during the time the convertible note was outstanding. The Company has reserved 266,667 shares of its common stock for conversion of these notes. The Company intends to register this number of shares of common stock in connection with a registration statement it plans to file related to the Equity Line of Credit transaction with Dutchess Private Equities Fund, Ltd. discussed in more detail in Note 12.

7. NET LOSS PER SHARE

Basic net loss per share is based on the weighted average number of common shares outstanding without consideration of potentially dilutive shares of common stock. There were no shares of preferred stock outstanding during the period. Diluted net loss per share is based on the weighted average number of common and potentially dilutive common shares outstanding. For the three months ended March 31, 2007 and 2006, the Company had 222,222 and -0- shares of common stock potentially issuable upon assumed conversion of a 10% convertible note, respectively, that were not included in the dilutive calculation because the Company incurred a net loss for the period and the effect of including them in the calculation would have been anti-dilutive. There was no effect on net loss per share as a result of potential dilution. Had the Company issued any shares of Preferred Stock to investors in the private placement of Units discussed in Note 3, there would have been no effect on the loss per share because the Company incurred a net loss and the effect of including the potentially issuable shares of common stock upon an assumed conversion of the Preferred Stock would have been anti-dilutive.

Coates International, Ltd.
Notes to Condensed Financial Statements

8. STOCK OPTIONS

No stock options had been granted at March 31, 2007. The Company will begin to record compensation expense for 1,775,000 stock options granted its employees and non-employee directors on April 18, 2007 at an exercise price of $0.44 per share in the second quarter of 2007 over the vesting period of each stock option granted. The amount expected to be recorded as stock compensation expense for the second quarter of 2007 is approximately $273,000.

The Company granted 25,000 non-employee stock options to its corporate general counsel on April 18, 2007 at an exercise price of $0.44 per share, which will be accounted for in accordance with the guidance in Emerging Issues Task Force Issue No. 96-18. In accordance therewith, the fair value of each option is estimated on the balance sheet date for non-vested options and on the vesting date for vested options.

The weighted average fair value of the Company's stock-based compensation of $0.40 per share was estimated using the Black-Scholes option pricing model which requires highly subjective assumptions including the expected stock price volatility. These assumptions were as follows:

Historical stock price volatility	180%
Risk-free interest rate	4.56%-4.64%
Expected life (in years)	4
Dividend yield	0.00

The valuation assumptions were determined as follows:

•	Historical stock price volatility: The Company obtained the volatility factor for another publicly traded engine manufacturer that was also in the research and development stage.

•
Risk-free interest rate: The Company bases the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of the grant for a period that is commensurate with the assumed expected option life.

•
Expected life: The expected life of the options represents the period of time options are expected to be outstanding. The Company has no historical data on which to base this estimate. Accordingly, the Company estimated the expected life based on its expectation that the executives will be subject to frequent black out periods options during which they will be exercisable and based on the Company’s expectation that it will complete its research and development phase and commence its initial production phase. The vesting period of these options was also considered in the determination of the expected life of each stock option grant.

•	No expected dividends.

Coates International, Ltd.
Notes to Condensed Financial Statements

 9. INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

The tax valuation allowance for the three months ended March 31, 2007 increased by approximately $137,000.

10. RELATED PARTY TRANSACTIONS

The Company owns approximately 30% of the outstanding shares of common stock of Coates Motorcycle Company, Ltd. (“Coates Motorcycle”), a company that researches and is developing a heavy cruiser motorcycle equipped with the Coates SRV engine. Gregory Coates, President, Technology Division of the Company is the majority stockholder of Coates Motorcycle.

The Company’s investment in Coates Motorcycle is being accounted for under the equity method of accounting for investments. As such, the investment is being carried at cost, adjusted for the Company’s proportionate share of the undistributed earnings and losses of Coates Motorcycle. The Company stopped recording its proportionate share of additional losses of Coates Motorcycle at the point at which its investment equaled $-0- from the recording of such prior proportionate losses. Had the Company continued to record its proportionate share of undistributed earning and losses after its investment was written down to $ -0-, it would have recorded an additional share of undistributed losses aggregating approximately $399,600 through March 31, 2007.

Summarized unaudited financial data for Coates Motorcycle is as follows:

As of
March 31, 2007

Current assets	$41,078
Total assets	79,960
Current liabilities	(523,904)
Total liabilities	(1,420,035)
Stockholders’ deficiency	1,340,075

	For the Three Months Ended March 31,
	2007	2006

Revenue	$-	$-
Operating expenses	171,642	217,872
Net loss	(190,257)	(223,727)

Mark Goldsmith, former Chief Executive Officer and President also previously served as the Chief Executive Officer, President and Interim Chief Financial Officer of Coates Motorcycle pursuant to an employment agreement. During the three month periods ended March 31, 2007 and 2006, Mr. Goldsmith received salary payments of $25,000 and $49,750, respectively, from Coates Motorcycle and was provided with a leased automobile and medical and dental benefits.

The Coates Trust has made loans to the Company at various times to provide working capital. George J. Coates, Bernadette Coates, wife of George J. Coates and Gregory Coates are beneficiaries of the Coates Trust. The net outstanding balance was $92,337 at March 31, 2007. Interest was not imputed on these borrowings because the amount was not considered to be material to the financial statements individually or in the aggregate and there would not have been any affect on basic and diluted net loss per share. These borrowings were in the form of a non-interest bearing demand loan. It is the intention of the Coates Trust to assist the Company with its working capital requirements as needed in the future, even though it is not legally obligated to do so. In April 2007, this demand loan was converted to a 6% promissory note due April 4, 2008.

Coates International, Ltd.
Notes to Condensed Financial Statements

During the three months ended March 31, 2007 and 2006, the Company paid the same compensation to George J. Coates, Gregory Coates and Bernadette Coates amounting to approximately $44,000, $20,000 and $10,000, respectively.

Barry C. Kaye, Treasurer and Chief Financial Officer was paid consulting fees of $7,500 and $2,000 during the three months ended March 31, 2007 and 2006, respectively.

The Company paid $5,250 and $10,250 during the three months ended March 31, 2007 and 2006, respectively, to Coates Precision Engineering, Ltd. a Company owned solely by George J. Coates, for services in connection with engineering certain materials for use in production.

11. LITIGATION AND CONTINGENCIES

The Company, certain of its officers and directors and other related and unrelated parties were named as defendants in a lawsuit brought in the Superior Court of New Jersey captioned H. Alton Neff v. George Coates, Coates International, Ltd. et al. Plaintiff contends that he is the assignee of 1107 North West Central Avenue Inc. ("1107"). Preliminary agreements and an amendment thereto relating to purchase of a certain license by 1107 from the Company provided, inter alia, that a $500,000 deposit made by 1107 to the Company would convert to stock of the Company if certain conditions were not met by 1107. The Company maintains that 1107 did not fulfill such conditions, and failed to make a certain payment, and therefore, the deposit converted into shares of the Company's restricted Common Stock. On February 13, 2007, the Superior Court of New Jersey dismissed the complaint “with prejudice.” The plaintiff and a third party defendant have since filed motions for reconsideration which were denied on March 30, 2007. It is anticipated that the plaintiffs and the third party defendant will appeal. The Company has proposed to dismiss, without prejudice, its counterclaim and third party complaint in order to avoid the costs associated with a proof hearing.

In April 2007, the Company received a demand letter from a law firm requesting payment of approximately $77,000 in connection with a promissory note issued to the law firm as security for the payment of future services to the Company. The Company has notified the holder of this note that it does not intend to honor the promissory note because the law firm did not provide the services contemplated to be performed as consideration for the promissory note. No further action to pursue collection of this promissory note has been taken to date by the holder. At this time, it is not possible to reasonably estimate the outcome of this matter, and, accordingly, no amount has been accrued.

In late March 2007, at the request of the Company, Mark D. Goldsmith stepped down from his positions as Chief Executive Officer and President. Although the Company considered a possible future role for Mr. Goldsmith upon certain conditions being satisfied, it was unable to agree on the terms and conditions for such a future role. As a result of his departure, the Company may be obligated to make certain payments to Mr. Goldsmith under an employment agreement dated October 18, 2006. On April 17, 2007, the Company notified Mr. Goldsmith in writing that he was being terminated as a director, officer and employee with “Cause”, as defined in his employment agreement. On May 11, through an attorney, Mr. Goldsmith notified the Company that he is disputing the Company’s position that his termination was with Cause. In his letter, he has taken the position that he has resigned for “Good Reason”, as defined in his employment agreement. At this time, it is too early to estimate the likely outcome of this dispute and, accordingly, no amounts have been accrued subsequent to the date of termination being asserted by the Company. If the Company’s position is upheld, then Mr. Goldsmith would not be entitled to any severance or stock options under his employment agreement.

Coates International, Ltd.
Notes to Condensed Financial Statements

The total amount accrued and unpaid for this potential liability through March 28, 2007, the date the Company believes that Mr. Goldsmith was terminated with Cause, at March 31, 2007 was approximately $89,000, which is included in accounts payable and accrued liabilities in the accompanying balance sheet.

12. SUBSEQUENT EVENTS

Sale of Common Stock

In April 2007, the Company sold 2,000,000 shares of its common stock to the son of a director of the Company and received aggregate gross proceeds of $500,000. In May 2007, the Company sold this son of a director an additional 1,000,000 shares of its common stock and received aggregate gross proceeds of $500,000. These transactions were private sales of unregistered securities pursuant to stock purchase agreements. The Company intends to register the 3,000,000 shares of common stock sold in April 2007, in connection with a registration statement it plans to file related to the Equity Line of Credit transaction with Dutchess Private Equities Fund, Ltd. discussed in more detail below.

Issuance of 6% Promissory Note

In April 2007, the Company issued a $192,337 principal amount 6% Promissory Note, due April 4, 2008 to the Coates Trust in consideration for cash proceeds of $100,000 and conversion of a non-interest bearing demand loan due to the Coates Trust in the amount of $92,337. George J. Coates, Bernadette Coates and Gregory Coates are beneficiaries of this Trust.

Investment Agreement with Dutchess Private Equities Fund, Ltd.

On April 26, 2007, we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. (the “Investor”). Pursuant to this Agreement, the Investor shall commit to purchase up to $10,000,000 of our common stock over the course of thirty-six (36) months. The amount that we shall be entitled to request from each purchase (“Puts”) shall be equal to, at our election, either (i) up to $500,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable put notice date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the put date. The put date shall be the date that the Investor receives a put notice of a draw down by us. The purchase price shall be set at ninety-three percent (93%) of the lowest closing Best Bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the put notice date. There are put restrictions applied on days between the put date and the closing date with respect to that particular Put. During this time, we shall not be entitled to deliver another put notice. Further, we shall reserve the right to withdraw that portion of the Put that is below seventy-five percent (75%) of the lowest closing bid prices for the 10-trading day period immediately preceding each put notice.

We are obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) covering 15,000,000 shares of the common stock underlying the Investment Agreement within 30 days after the April 26, 2007 closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the closing date. We shall have an ongoing obligation to register additional shares of our common stock as necessary underlying the draw downs. We also intend to register approximately 3,897,000 shares of common stock representing the 266,667 shares reserved for conversion of the 10% convertible notes discussed in Note 6, 630,000 shares of common stock related to the stock and warrants issued in connection with the private placement of securities discussed in Note 3 and 3,000,000 shares of common stock sold in April and May 2007.

Coates International, Ltd.

Financial Statements as of and for the Years Ended December 31, 2006 and 2005

Coates International, Ltd.

Index to the Financial Statements

December 31, 2006

Page

Report of Weiser LLP, Independent Registered Public Accounting Firm	F-14

Report of Rosenberg Rich Berman Baker & Company, Independent Registered Public Accounting Firm	F-15

Financial Statements

Balance Sheet	F-16

Statements of Operations	F-17

Statements of Stockholders' Deficiency	F-18

Statements of Cash Flows	F-19

Notes to the Financial Statements	F-20 to F-32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Coates International Ltd.

We have audited the accompanying balance sheet of Coates International Ltd. as of December 31, 2006, and the related statements of operations, stockholders’ deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coates International Ltd. as of December 31, 2006 and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has had recurring losses from operations, has a working capital deficit and a stockholders’ deficiency. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Weiser LLP

Weiser LLP

New York, NY
April 12, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Coates International, Ltd.

We have audited the accompanying statements of operations, cash flows and stockholders' deficiency of Coates International, Ltd. for the year ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Coates International, Ltd., for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Rosenberg Rich Berman Baker & Company

Rosenberg Rich Berman Baker & Company

Bridgewater, New Jersey
February 28, 2006

Coates International, Ltd.
Balance Sheet

Assets	December 31, 2006
Current Assets
Cash	$254,242
Inventory, net of reserve for obsolescence of $144,889	350,957
Prepaid and other assets	500
Total Current Assets	605,699
Investment in related party	-
Deferred offering costs	15,180
Property, plant and equipment, net of accumulated depreciation of $761,909	1,495,946
Deferred licensing costs, net of accumulated amortization of $4,568	81,095
Security deposits	197,500

Total Assets	$2,395,420

Liabilities and Stockholders’ Deficiency

Current Liabilities
Accounts payable and accrued liabilities	$1,032,189
Demand loan due to related party	92,337
Total Current Liabilities	1,124,526
License deposits	375,000
Finance obligation	3,876,607
Total Liabilities	5,376,133

Commitments and Contingencies	-

Stockholders' Deficiency
Preferred stock, Series A, $0.001 par value 14,000,000 shares authorized, no shares issued or outstanding	-
Common stock, $0.0001 par value, 1,000,000,000 shares authorized, 266,894,278 shares issued and outstanding	26,689
Additional paid-in capital	17,176,155
Accumulated deficit	(20,183,557)
Total Stockholders' Deficiency	(2,980,713)

Total Liabilities and Stockholders' Deficiency	$2,395,420

The accompanying notes are an integral part of this balance sheet.

Coates International, Ltd.
Statements of Operations

	For the Years Ended December 31,
	2006	2005

Research and development revenue	$565,000	$-

Operating Expenses:
Research and development costs	437,307	18,290
General and administrative expenses	1,373,049	819,915
Depreciation and amortization	57,084	56,758
Total Operating Expenses	1,867,440	894,963

Loss From Operations	(1,302,440)	(894,963)

Other Income (Expense):
Interest income	30,127	-
Interest expense	(390,386)	(152,609)
Equity loss in related party investment	-	(260,344)
Gain on sale of investment in related party	-	47,000
Other Expense, net	(360,259)	(365,953)

Loss Before Income Taxes	(1,662,699)	(1,260,916)

Provision for income taxes	-	(11,117)

Net Loss	$(1,662,699)	$(1,272,033)

Basic and Diluted Net Loss Per Share	$(0.01)	$(0.00)

Basic and Diluted Weighted Average Number of Shares	266,894,278	265,996,673

The accompanying notes are an integral part of these financial statements.

Coates International, Ltd.
Statements of Stockholders' Deficiency
For the Years Ended December 31, 2006 and 2005

	Common Stock		Additional
	$0.0001 par value per share		Paid in	Accumulated	Shareholders'
	Shares	Amount	Capital	Deficit	Deficiency

Balance, January 1, 2005	265,859,278	$26,586	$17,001,258	$(17,248,825)	$(220,981)

Issuance of common stock for license agreement	1,000,000	100	(100)	-	-

Issuance of common stock for cash	29,000	2	144,998	-	145,000

Issuance of common stock in settlement of accounts payable and accrued interest	6,000	1	29,999	-	30,000

Net loss for the year	-	-	-	(1,272,033)	(1,272,033)

Balance, December 31, 2005	266,894,278	26,689	17,176,155	(18,520,858)	(1,318,014)

Net loss for the year	-	-	-	(1,662,699)	(1,662,699)

Balance, December 31, 2006	266,894,278	$26,689	$17,176,155	$ (20,183,557)	$(2,980,713)

The accompanying notes are an integral part of these financial statements.

Coates International, Ltd.
Statements of Cash Flows

	For the Years Ended December 31,
	2006	2005
Cash Flows From Operating Activities:
Net Loss	$(1,662,699)	$(1,272,033)
Adjustments to Reconcile Net Loss to Net Cash Used in
Operating Activities -
Depreciation and amortization	57,084	56,758
Provision for slow moving inventory and inventory write down	262,897	-
Gain on sale of investment in related party	-	(47,000)
Equity losses from investment in related party	-	260,344

Changes in Operating Assets and Liabilities -
Inventory	(204,554)	(86,100)
Prepaid expenses	191,144	(191,644)
License deposits	(565,000)
Accounts payable and accrued liabilities	542,163	479
Accrued interest	-	(12,076)
Income taxes payable	(127,156)	127,156
Net Cash Used in Operating Activities	(1,506,121)	(1,164,116)

Cash Flows From Investing Activities:
Acquisition of property, plant and equipment	(47,070)	(3,047)
Costs for patents	(30,205)	(55,458)
Proceeds from sale of investment - related party	-	47,000
Security deposit on leased property	-	(195,000)
Net Cash Used in Investing Activities	(77,275)	(206,505)

Cash Flows From Financing Activities:
Deferred offering costs paid	(45,185)	(22,500)
Repayment of loan from related party	(45,300)	(212,800)
Cash received from finance obligation	-	3,876,607
Proceeds from related party loan	-	200,437
Proceeds from issuance of stock	-	145,000
Repayment of mortgage	-	(868,182)
Net Cash Provided by (Used in) Financing Activities	(90,485)	3,118,562

Net Increase (Decrease) in Cash	(1,673,881)	1,747,941
Cash - Beginning of Period	1,928,123	180,182
Cash - End of Period	$254,242	$1,928,123

Schedule of Supplemental Cash Flow Data:
Cash paid for:
Income Taxes	$141,309	$-
Interest	$227,886	$327,185

The accompanying notes are an integral part of these financial statements.

Coates International, Ltd.
Notes to Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization and Basis of Presentation

Coates International, Ltd. is a Delaware corporation organized in October 1991 as successor-in-interest to a Delaware corporation of the same name incorporated in August 1988.  Our operations are located in Wall Township, New Jersey.

Coates International, Ltd. (the "Company") has acquired the exclusive licensing rights for the Coates Spherical Rotary Valve System (“CSRV System”) technology in North America, Central America and South America (the “CSRV License”). The CSRV System technology has been developed over a period of more than 15 years by the Company’s founder George J. Coates and his son Gregory Coates. The CSRV System is adaptable for use in piston-driven internal combustion engines of many types and has been patented in the United States and numerous countries throughout the world.

The CSRV System is designed to replace the intake and exhaust conventional “poppet valves” currently used in almost all piston-driven, automotive, motorcycle and marine engines. Unlike conventional valves which protrude into the engine cylinder, the CSRV System utilizes spherical valves that rotate in a cavity formed between a two-piece cylinder head. The CSRV System utilizes significantly fewer moving parts of conventional poppet valve assemblies. As a result of these design improvements, management believes that the engines incorporating the CSRV System (“Coates Engines”) will last significantly longer and will require less lubrication over the life of the engine, as compared to conventional engines. In addition, CSRV’s can be designed with larger openings into the engine cylinder than conventional valves so that more fuel and air can be inducted into and expelled from the cylinder in a shorter period of time. Larger valve openings permit higher revolutions-per-minute (RPMs) and permit higher compression ratios with lower combustion chamber temperatures, allowing the Coates Engine to produce more power than equivalent conventional engines. The higher the RPM range, the greater the volumetric efficiency and thermal efficiency that can be achieved.

Since the Company’s inception, the Company has been responsible for the development costs of this technology in order to optimize the value of the licensing rights and has incurred related operational costs, the bulk of which have been funded primarily through cash generated from the sale of stock, through capital contributions, loans made by George Coates, through a sale-and-leaseback transaction related to the Company’s principal facility, and from prototype models and licensing fees. The Company has never received any revenues from the sale of engines, has never been profitable and has incurred substantial losses from operations. The Company expects that losses from operations will continue until the Coates Engine is successfully introduced into the marketplace, or the Company receives substantial licensing revenues. These losses from operations were substantially related to research and development of the Company’s intellectual property rights, patent filing and maintenance costs and general and administrative expenses.

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations, and as of December 31, 2006, had a working capital deficiency of $519,000 and a Stockholders’ Deficiency of approximately $2,981,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management has instituted a cost reduction program intended to cut variable costs to only those expenses that are necessary to complete its activities related to making engineering refinements to the Coates Engine, identifying additional sources of working capital and general administrative costs in support of such activity. The Company has also been actively undertaking efforts to identify new sources of working capital. In March and April 2007, the Company raised $1,140,000 of new working capital as discussed in Note 19. The Company continues to actively seek out new sources of working capital, however, there can be no assurance that it will be successful in these efforts. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Coates International, Ltd.
Notes to Condensed Financial Statements

     Revenue Recognition

The Company has not generated revenue from the sales of engines. Licensing deposits, which are non-refundable, received from the granting of sub-licenses, are recognized as earned, generally commencing upon the completion of certain tests and acceptance by the licensee. At that time, license revenue will be recognized ratably over the period of time that the sub-license has been granted (i.e. upon expiration of the Company's patent protection period which expires at the earliest in 2007), using the straight-line method. Upon termination of a sub-license agreement, non-refundable license deposits, less any costs related to the termination of the sub-license agreement are recognized as revenue. Revenue from research and development activities is recognized when earned provided that financial risk has been transferred from the Company to its customer.

Research and Development

Research and development costs are expensed when incurred.

Advertising Costs

Advertising costs, which are included in general and administrative expenses, are expensed when incurred. Advertising expense amounted to $6,643 and $20,757 for the years ended December 31, 2006 and 2005, respectively.

Share-Based Compensation

Compensation expense relating to share-based payments is recognized as an expense using the fair-value measurement method. Under the fair value method, the estimated fair value of awards to employees is charged to income on a straight-line basis over the requisite service period, which is the earlier of the employee’s retirement eligibility date or the vesting period of the award. No stock options had been granted to any employees for the years ended December 31, 2006 and 2005.

Inventory

Inventory consists of raw materials and work-in-process, including overhead and is stated at the lower of cost or market determined by the first-in, first-out method. Inventory items designated as obsolete or slow moving are reduced to net realizable value. Market value is determined using current replacement cost.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight line method over the estimated useful life of the assets: 40 years for building and building improvements, 3 to 7 years for machinery and equipment and 5 to 10 years for furniture and fixtures. Repairs and maintenance expenditures, which do not extend the useful lives of the related assets, are expensed as incurred.

In the event that facts and circumstances indicate that long-lived assets may be impaired, an evaluation of recoverability is performed. Should such evaluation indicate that there has been an impairment of one or more long-lived assets, the cost basis of such assets would be adjusted accordingly at that time.

Licensing Costs

Under the CSRV Licensing Agreement for the CSRV technology, the Company is responsible for all costs in connection with applying for, obtaining and maintenance of patents to protect the CSRV System intellectual technology. Such costs are expensed as incurred. For the years ended December 31, 2006 and 2005 only, the Company capitalized such licensing costs, which are being amortized on a straight-line basis over 20 years. The effect of capitalizing such costs for the years ended December 31, 2006 and 2005 was not material. Such amount is reflected in the accompanying balance sheet as Deferred Licensing Costs.

Coates International, Ltd.
Notes to Condensed Financial Statements

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company records a valuation allowance against any portion of the deferred income tax asset when it believes, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. No tax benefit has been recorded related to the Company’s equity in undistributed earnings of Coates Motorcycle Company, Ltd., as described in Note 17. The income tax benefit from sales of unutilized state tax net operating losses to third parties is recognized in the period of sale.

Loss per Share

In accordance with the provisions of Financial Accounting Standards Board No. 128, "Earnings Per Share," Loss per share is determined by dividing the net loss by the weighted average number of common shares outstanding during the period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications of prior year amounts were made to conform to the 2006 presentation. This had no effect on the reported net loss.

2. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash and cash equivalents for purposes of the statements of cash flows is comprised of cash and short-term, highly liquid investments with a maturity of three months or less from their inception date.

During 2005, the Company issued 1,000,000 shares of its common stock to acquire a patent license from a related party.

In 2005, the Company issued a total of 35,000 shares of its Common Stock to two accredited investors at a price of $5.00 per share and realized proceeds of $145,000 in cash which has been used for working capital purposes and settlement of its payables in the amount of $30,000.

3. CONCENTRATIONS OF CREDIT AND BUSINESS RISK

The Company maintains cash balances in several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000, of which the Company's accounts may, at times, exceed the federally-insured limits.

Development of the CSRV System technology was invented by George J. Coates, the Company’s founder, Chairman, Chief Executive Officer, President and controlling stockholder in the late 1970's and development efforts have been conducted continuously since such time. From July 1982 through May 1993, seven U. S. patents as well as a number of foreign patents were issued with respect to the CSRV System. Since the inception of the Company in 1988, all aspects of the business have been completely dependent upon the activities of George J. Coates. The loss of George J. Coates’ availability or service due to death, incapacity or otherwise would have a material adverse effect on the Company's business and operations. The Company does not presently have any key-man life insurance in force for Mr. Coates.

Upon delivery and acceptance of the third production prototype engine and commencement of production, the Company will become highly dependent on Well to Wire Energy, Inc. for cash flows, revenues and profits.

Coates International, Ltd.
Notes to Condensed Financial Statements

4. FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash, Other Assets, Accounts Payable and Accrued Liabilities and Other Liabilities

The carrying amount of these items approximates their fair value because of the short maturity of these instruments.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

5. COMMITMENTS

In December 2006, the Company received subscriptions aggregating $210,000 in connection with its private placement offering (the “Offering”) of units of its capital stock. Each unit consisted of one share of its 6% Series A Convertible Preferred Stock (the “Preferred Stock”) and one warrants to purchase 5,000 shares of its Common Stock at a $1.10 per share (the “Warrants”). Each share of Preferred Stock is convertible into ten shares of common stock. The cash proceeds therefrom were held in escrow pending the Company’s acceptance of the subscriptions and closing of the securities purchase transactions. In March 2007, these transactions closed and the aggregate gross proceeds became available to the Company to supplement its working capital. The Company is currently seeking approval from investors in the Offering to directly issue the underlying shares of common stock in lieu of issuing the Preferred Stock. This will not affect the company’s obligation with respect to the Warrants, which are being issued to these subscribers.

6. INVENTORY

Inventory at December 31, 2006 consists of the following:

Raw Materials	$255,846
Work in Process	240,000
Reserve for slow moving inventory	(144,889)
Total	$350,957

7. AGREEMENT WITH WELL TO WIRE ENERGY, INC. AND LICENSE DEPOSITS

On September 29, 1999, the Company signed a license agreement with Well to Wire Energy, Inc. ("WWE"), an oil and gas company in Canada. The agreement exclusively licenses within Canada the use of the Coates technology for V-8 engines to be fueled by natural gas to generate electrical power. The agreement provided for a license fee of $5,000,000, of which a deposit payment in the amount of $300,000 was made in 1999. A separate research and development agreement with WWE provides for development and delivery of certain prototype engines. The research and development agreement was not reduced to the form of a signed written agreement.

On July 7, 2006, the Company signed a confirmation letter with WWE that provides as follows:

• The Company expects to ship to WWE in the near term the third power unit of the Company’s generator for up to 300 kilowatts, depending on the fuel used (the 855 cubic inch, 6 cylinder industrial electric power generator, incorporating the CSRV Engine, the “Generator”). Upon receipt of the Generator, and pending test results meeting WWE’s expectations, the balance of $3,800,000 on account of the research and development agreement mentioned above will become due and payable to the Company by WWE. In addition, 180 days later, the remaining balance of $4,700,000 from the September 29, 1999 agreement will become due and payable by WWE in 16 equal quarterly installments.

Coates International, Ltd.
Notes to Condensed Financial Statements

• WWE will have the exclusive right to use, lease, and sell the generators that are based on the CSRV System technology within Canada.

• WWE will have a specified right of first refusal to market the Generators worldwide.

• Upon commencement of the production and distribution of Generators, the minimum annual number of Generators to be purchased by WWE in order to maintain exclusivity is 120. Until otherwise agreed between the parties, the price per Generator shall be $150,000. In the event WWE fails to purchase the minimum 120 Coates generator engines during any year, WWE will automatically lose its exclusivity. In such a case, WWE would retain non-exclusive rights to continue to use the Coates generator engine.

WWE shall not be required to pay any royalties as part of the agreements between the parties.

All rights related to patent and other intellectual property related to the engine will remain with the Company.

License deposits, which are non-refundable, primarily relate to the $300,000 license deposit described above from WWE.

During 2006, the Company and a sublicensee agreed to terminate their sublicensee agreement. The non-refundable license deposit of $565,000 related to research and development of a truck engine incorporating the CSRV system technology under this sublicense agreement has been recognized as research and development revenue in 2006.

8. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at cost, less accumulated depreciation, consists of the following at December 31:

2006
Land	$920,550
Building	579,450
Building improvements	219,371
Machinery and equipment	499,189
Furniture and fixtures	39,295
2,257,855
Less: Accumulated depreciation	(761,909)

Total	$1,495,946

Depreciation expense amounted to $53,618 and $55,656 for the years ended December 31, 2006 and 2005, respectively.

9. SECURITY DEPOSITS

Security deposits primarily consist of a deposit on the Company’s principal offices, warehouse and manufacturing facility pursuant to the sale/leaseback agreement described in Note 10.

10. SALE/LEASEBACK OF LAND AND BUILDING

In 2005, the Company entered into a sale/leaseback arrangement of the property which houses its principal offices, warehouse and manufacturing facilities. Pursuant to generally accepted accounting principles, this transaction is being accounted for under the finance method because the Company has a continuing interest in the property represented by an option to repurchase the property at any time during the first three years of the agreement for $5,200,000. The Company realized net proceeds from this transaction of $3,876,607, which was partially used to repay the $868,182 remaining balance of a mortgage loan bearing interest at a 13.99% annual rate and the balance of the proceeds was utilized for working capital purposes. The monthly rental payments provided for by the lease agreement are being accounted for as interest expense, which amounted to $390,000 and $35,750 in the accompanying statement of operations for the years ended December 31, 2006 and 2005, respectively.

Coates International, Ltd.
Notes to Condensed Financial Statements

Had this transaction qualified for sale reporting, the Company would have realized a net gain of $2,411,579. This gain will be recognized upon expiration or exercise of the option to repurchase. The new lease agreement with the purchaser, which is being accounted for on the finance method, provides for monthly payments of $32,500 over a six year period expiring November 2011. Under the finance method, these payments are to be accounted for as interest expense at the implicit annual interest rate of 10.06%. In addition, the property continues to be carried at cost and depreciated. Under the lease agreement, the Company is responsible for all real estate taxes and operating expenses of the property, including insurance. Minimum payments under the lease agreement, which are being charged to interest expense, are as follows:

Year Ending December 31,	Amount
2007	$390,000
2008	390,000
2009	390,000
2010	390,000
2011	357,500
Total	$1,917,500

11. LICENSING AGREEMENTS AND DEFERRED LICENSING COSTS

On October 23, 2006, the Company signed a license agreement with George J. Coates and Gregory Coates (the “New Coates License Agreement”), that replaces license agreements signed on December 22, 1997 and November 10, 2005. On April 6, 2007, the New Coates License Agreement was amended and restated (the “Amended Coates License Agreement”). The Amended Coates License Agreement became effective upon execution. Under the Amended Coates License Agreement, George J. Coates and Gregory Coates granted to the Company: an exclusive, perpetual, royalty-free, fully paid-up license to the intellectual property that specifically relates to an internal combustion engine that incorporates the CSRV System technology (the “CSRV Engine”) and that is currently owned or controlled by them (the “CSRV Intellectual Property”), plus any CSRV Intellectual Property that is developed by them during their employment with the Company. The employment agreements with George J. Coates and Gregory Coates contain two-year non-compete provisions relating to the CSRV Intellectual Property in the event either of them is terminated for cause, as defined, or if either of them terminates their employment without good reason, as defined.

Under the Amended Coates License Agreement, George J. Coates and Gregory Coates agreed that they will not grant any licenses to any other party with respect to the CSRV Intellectual Property.

At December 31, 2006, deferred licensing costs comprised of expenditures for patent costs incurred pursuant to the CSRV licensing agreement, net of accumulated amortization amounted to $81,095.

12. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued expenses at December 31 are comprised of the following:

2006
Legal and professional fees	$967,917
Accrued compensation	41,096
Other	23,176
Total	$1,032,189

13. CAPITAL STOCK

Common Stock

There were no issuances of our common stock in 2006. In 2005, the Company issued 1,000,000 shares of its common stock to George J. Coates in exchange for a new technology license agreement granting the Company the non-exclusive rights to make, use, sell and have made in all of the countries and their territories and possessions, comprising North America, Central America and South America, three licensed products patented by George J. Coates. These products consist of a self-adjusting bearing assembly, an improved valve seal (pressure regulated) and a cooling system for the rotary valve engine. This license agreement was superseded and replaced by the Amended Coates License Agreement described in Note 11. Also, in 2005, the Company issued a total of 35,000 shares of its common stock to two accredited investors at a price of $5.00 per share.

Coates International, Ltd.
Notes to Condensed Financial Statements

Series A Convertible Preferred Stock

The Company is authorized to issue up to 14,000,000 shares of Series A Convertible Preferred Stock, $0.001 par value per share (the “Preferred Stock”). Dividends on the Preferred Stock may be declared from time to time by the Board of Directors. Holders of shares of Preferred Stock may convert their shares at any time into ten shares of the Company’s common stock, and upon such conversion will forfeit any unpaid dividends. The Preferred Shares are entitled to a preference over holders of the Company’s common stock equal to the par value of the shares of Preferred Stock held, plus any unpaid dividends declared. As of December 31, 2006, no shares of Preferred Stock had been issued.

14. EMPLOYMENT AGREEMENTS

George J. Coates

The Company executed an amended and restated employment agreement with George J. Coates (the “GJC Agreement”) that replaces an employment agreement signed in 2006. The term of the GJC Agreement, which became effective as of October 23, 2006, is for five years. The GJC Agreement provides for annual salary of $183,549, an annual performance bonus determined by unanimous vote of the independent member of the Board of Directors, plus vacation, sick leave and participation in health, dental and life insurance and any other established benefit plans. The GJC Agreement further provides that upon the Company achieving a sufficient level of working capital, the amount of annual salary shall be increased to $300,000, an automobile will be provided to Mr. Coates and he will be entitled to a severance payment equal to three years’ annual compensation, should he terminate his employment with Good Reason, as defined, or upon his death. He will also work with the Company in securing key-man life insurance. In accordance with the GJC Agreement, the Company committed to grant Mr. Coates 1,000,000 stock options at an exercise price that will equal the closing price of the Company’s shares of common stock on the Over the Counter Bulletin Board on the first trading day after the filing of this annual report on Form 10-KSB (the “To Be Determined Exercise Price”). These stock options are being granted with a service inception date equal to the effective date of the GJC Agreement. As it was not practicable to estimate the fair market value of these stock options at December 31, 2006, it was not possible to provide for stock option compensation expense for the related 2006 service period. Upon the stock option compensation cost becoming determinable, the corresponding expense will be recorded.

Barry C. Kaye

The Company executed an amended and restated employment agreement with Mr. Kaye (the “Kaye Agreement”) that replaces an employment agreement signed in 2006. The term of the Kaye Agreement, which became effective as of October 18, 2006, is for three years. The Kaye Agreement initially provides for minimum wages and benefits. The Kaye Agreement further provides that upon the Company achieving a sufficient level of working capital, the amount of annual salary shall be increased to $125,000, he will become eligible for an annual performance bonus and he will be entitled to a severance payment equal to one year’s annual compensation, should he be terminated by the Company without Cause, as defined, or if he should terminate his employment with Good Reason, as defined. In accordance with the Kaye Agreement, the Company committed to grant Mr. Kaye 125,000 stock options at an exercise price that will equal the To Be Determined Exercise Price. These stock options are being granted with a service inception date equal to the effective date of the Kaye Agreement. As it was not practicable to estimate the fair market value of these stock options at December 31, 2006, it was not possible to provide for stock option compensation expense for the related 2006 service period. Upon the stock option compensation cost becoming determinable, the corresponding expense will be recorded.

Gregory Coates

The Company executed an amended and restated employment agreement with Gregory Coates (the “GC Agreement”) that replaces an employment agreement signed in 2006. The term of the GC Agreement, which became effective as of October 23, 2006, is for five years. The GC Agreement provides for annual salary of $79,898, plus vacation, sick leave and participation in health, dental and life insurance and any other established benefit plans. The GC Agreement further provides that upon the Company achieving a sufficient level of working capital, the amount of annual salary shall be increased to $250,000, he will become eligible for an annual performance bonus, an automobile will be provided to Gregory Coates and he will be entitled to a severance payment equal to two years’ annual compensation, should he terminate his employment with Good Reason, as defined. He will also be provided with a $2 million life insurance policy and will work with the Company in securing key-man life insurance. In accordance with the GC Agreement, the Company committed to grant Gregory Coates 500,000 stock options at an exercise price that will equal the To Be Determined Exercise Price. These stock options are being granted with a service inception date equal to the effective date of the GC Agreement. As it was not practicable to estimate the fair market value of these stock options at December 31, 2006, it was not possible to provide for stock option compensation expense for the related 2006 service period. Upon the stock option compensation cost becoming determinable, the corresponding expense will be recorded.

Coates International, Ltd.
Notes to Condensed Financial Statements

Mark D. Goldsmith

In late March 2007, Mark D. Goldsmith stepped down from his positions as Chief Executive Officer and President, and in April 2007, Mr. Goldsmith resigned his position as a member of the Board of Directors. In March 2007, the Board of Directors approved the conditional appointment of Mr. Goldsmith to the position of Chief Operating Officer, subject to the prior execution of an employment agreement. To date, the Company and Mr. Goldsmith have not agreed on the terms and conditions for an employment agreement.

Any such employment agreement would be conditioned upon the adequacy of the Company’s working capital and upon execution of a mutual release of any claims under a prior employment agreement between the Company and Mr. Goldsmith executed in October 2006. However, there can be no assurance that the parties will reach an agreement on the terms and conditions or that any such conditions will be satisfied. The amount of compensation that could be due Mr. Goldsmith for his employment in 2006 pursuant to the employment agreement, amounted to approximately $41,000. This amount has been expensed in 2006 and is included in Accounts Payable and Accrued Expenses in the accompanying balance sheet. Mr. Goldsmith may attempt to assert claims under this employment agreement. The Company does not intend to make any payments to Mr. Goldsmith in connection with this employment agreement.

Aggregate minimum payments under the employment agreements for George J. Coates, Gregory Coates and Barry C. Kaye, are approximately as follows:

Year Ending December 31,	Amount (1)
2007	$263,000
2008	263,000
2009	263,000
2010	263,000
2011	214,000
Total	$1,266,000

(1) There is no salary provided for in Mr. Kaye’ employment agreement. The minimum payments under these employment agreements, including Mr. Kaye’s would increase to $675,000 per year through October 17, 2009 and to $550,000 per year from October 18, 2009 through October 23, 2011, upon the Company achieving an adequate level of working capital, as defined in the employment agreements.

15. STOCK OPTIONS

The Company’s 2006 Stock Option and Incentive Plan (the “Stock Plan”) was adopted by the Company’s Board of Directors in October 2006, subject to stockholder approval. The Stock Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, the Company and its subsidiaries, if any. Under the Stock Plan, the Company may grant options that are intended to qualify as incentive stock options (“incentive stock options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), options not intended to qualify as incentive stock options (“non-statutory options”), restricted stock and other stock-based awards. Incentive stock options may be granted only to employees of the Company. A total of 12,500,000 shares of Common Stock may be issued upon the exercise of options or other awards granted under the Stock Plan. The maximum number of shares with respect to which awards may be granted to any employee under the Stock Plan shall not exceed 25% of the 12,500,000 shares of common stock covered by the Stock Plan.

Coates International, Ltd.
Notes to Condensed Financial Statements

The Stock Plan is administered by the Board of Directors and the Compensation Committee. Subject to the provisions of the Stock Plan, the Board of Directors and the Compensation Committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of Common Stock subject to the award. Payment of the exercise price of an award may be made in cash, in a “cashless exercise” through a broker, or if the applicable stock option agreement permits, shares of Common Stock or by any other method approved by the Board or Compensation Committee. Unless otherwise permitted by the Company, awards are not assignable or transferable except by will or the laws of descent and distribution.

Upon the consummation of an acquisition of the business of the Company, by merger or otherwise, the Board shall, as to outstanding awards (on the same basis or on different bases as the Board shall specify), make appropriate provision for the continuation of such awards by the Company or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities or other consideration as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the shares of Common Stock subject to such awards immediately preceding the acquisition. In addition to or in lieu of the foregoing, with respect to outstanding stock options, the Board may, on the same basis or on different bases as the Board shall specify, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the Board in its sole discretion) for the shares subject to such Options over the exercise price thereof. Unless otherwise determined by the Board (on the same basis or on different bases as the Board shall specify), any repurchase rights or other rights of the Company that relate to a stock option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for a stock option or other award pursuant to these provisions. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

The Board may at any time provide that any stock options shall become immediately exercisable in full or in part, that any restricted stock awards shall be free of some or all restrictions, or that any other stock-based awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

The Board of Directors or Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the Stock Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant.

In connection with the employment agreements entered into with George J. Coates, Gregory Coates and Barry C. Kaye, the Company became obligated to grant non-qualified stock options to these employees. On March 28, 2007, the Company committed to grant such non-qualified stock options these employees at the To Be Determined Exercise Price. As the exercise price of these options is not known, the Company could not determine the fair market value of these stock options at December 31, 2006. Accordingly, no compensation expense was recorded in 2006; however, the obligation for such granted stock options does represent a contingent liability. At the same time, the Company also committed to grant 25,000 stock options to each of its outside directors exercisable at the To Be Determined Price. On April 4, 2007, the Company committed to grant 25,000 stock options to its corporation general counsel and 25,000 stock options to an employee. No other stock options have been granted by the Company. The following table sets forth information with respect to such stock options granted:

Name	Title	Number of Shares of Common Stock Underlying Non-vested Options		Option Expiration Date

George J. Coates	Chairman, Chief Executive Officer and President	1,000,000	(1)	10/23/2021
Gregory Coates	Director and President, Technology Division	500,000	(1)	10/23/2021
Barry C. Kaye	Director, Treasurer and Chief Financial Officer	125,000	(2)	10/18/2021
All other employees		25,000	(4)	4/4/2022
Dr. Frank J. Adipietro	Non-employee Director	25,000	(3)	3/28/2022
Glenn Crocker	Non-employee Director	25,000	(3)	3/28/2022
Richard W. Evans	Non-employee Director	25,000	(3)	3/28/2022
Dr. Michael J. Suchar	Non-employee Director	25,000	(3)	3/28/2022
Richard Whitworth	Non-employee Director	25,000	(3)	3/28/2022
William Wolf. Esq.	Outside General Counsel	25,000	(4)	4/4/2022

(1) One-third of these stock options shall vest on April 30, 2007 and the balance in two equal installments on October 23, 2008 and 2009.

(2) The options granted to Mr. Kaye shall vest as follows: 25,000 stock options on April 30, 2007 and the balance in three equal installments on October 18, 2007, 2008 and 2009.

(3) One-fifth of these stock options shall vest on each of March 28, 2008, 2009, 2010, 2011 and 2012.

(4) One-fifth of these stock options shall vest on each of April 4, 2008, 2009, 2010, 2011 and 2012.

Vesting of all stock options is subject to acceleration under certain circumstances in the event of an acquisition of the Company.

Coates International, Ltd.
Notes to Condensed Financial Statements

16. INCOME TAXES

The current income tax provision is comprised of the following:
	2006	2005

Federal	$-	$-

State, net of benefit from sale of tax net operating loss	$-	$11,117

In 1998, the State of New Jersey enacted legislation allowing emerging technology and/or biotechnology companies to sell their unused New Jersey Net Operating Loss (“NOL”) Carryover Research and Development Tax Credits (“R&D Credits”) to corporate taxpayers in New Jersey. During 2005, the Company entered into an agreement under which it retained a third party broker to identify a buyer for its New Jersey State income tax net operating loss carryforward from the 2004 tax year. As a result, the Company realized a current tax benefit of $116,039 for the year ended December 31, 2005.

Total deferred tax asset and valuation allowance are approximately as follows at December 31:

2006

Current deferred tax asset - inventory reserve	$83,000

Non-current Deferred Tax Assets:
Net operating loss carryforwards	5,457,000
Gain on sale of property	1,071,000
Total long term deferred tax assets	6,528,000
Total deferred tax assets	6,611,000
Less: valuation allowance	(6,611,000)
Net deferred tax assets	$-

The differences between income tax benefit (provision) in the financial statements and the tax benefit (provision) computed at the U.S. Federal statutory rate of 34% at December 31, are as follows:

	2006	2005

Federal Tax benefit at the statutory rate	34.0%	34.0%
State income taxes, net of federal benefit	-	(6.7)
Inventory reserves	(5.0)
Depreciation deduction for financial reporting purposes	(0.4)
Sale of prior year state net operating loss carryforward, net of federal tax	-	6.1
Gain on sale of property deferred for financial reporting purposes	-	(65.0)
Equity in loss of unconsolidated subsidiary not deductible	-	(7.0)
Utilization of Federal net operating loss carryforward	-	37.7
Valuation Allowance	(28.6)	-
Effective Tax Rate	0.0%	0.9%

At December 31, 2006, the Company had available approximately $16,199,000 of net operating loss carryforwards which may be used to reduce future federal taxable income, which expire between December 31, 2008 and 2024. There are no available net operating loss carryforwards available for state income tax purposes. For the year ended December 31, 2006, the valuation allowance increased by approximately $314,000.

17. RELATED PARTY TRANSACTIONS

The Company subcontracts its project expense from Coates Precision Engineering, of which George J. Coates is the sole shareholder. During the years ended December 31, 2006 and 2005, the Company paid $42,400 and $84,058, respectively, for these services.

On April 30, 2003, the Company amended its license agreement with Coates Motorcycle (the “Amended Motorcycle License Agreement”). Prior thereto, Gregory Coates, son of George J. Coates and an officer of the Company, owned 100% of Coates Motorcycle. Pursuant to a prior license agreement, the Company granted certain exclusive licenses in exchange for approximately 51% of the common shares of Coates Motorcycle. In addition, the Company had an anti-dilution right. The Amended Motorcycle License Agreement expanded the license rights granted and removed the anti-dilution provision in exchange for 1,000,000 common shares of Coates Motorcycle. As a result of these transactions, the Company owned 3,558,000 shares of Coates Motorcycle, representing a 30% ownership interest. The Company is under no obligation to provide any funding or support to Coates Motorcycle under any circumstances. Under the Amended Motorcycle License Agreement, the Company granted an exclusive sublicense for North America, South America and Central America and their territories (collectively, the "Western Hemisphere") to make, use and sell motorcycles utilizing the CSRV Technology. During 2005, the Company sold 9,400 shares of Coates Motorcycle for $5.00 per share and realized a gain of $47,000 on the sale.

The Company’s investment in Coates Motorcycle is valued at $-0-, because that was the cost basis of the assets and the license agreement exchanged for those shares. This investment in Coates Motorcycle is being accounted for under the equity method of accounting for investments. As such, the investment is being carried at cost, adjusted for the Company’s proportionate share of undistributed earnings and losses.
Emerging Issues Task Force ("EITF") 98-13, "Accounting by an Equity Method Investor for Investee Losses When the Investor has Loans to and Investments in Other Securities of the Investee", requires an investor using the equity method, that has reduced the value of the investment to $-0-, but also has loans outstanding or other forms of equity such as preferred stock to continue to report its share of the losses. Accordingly, during the year ended December 31, 2005, the Company recorded losses from its investment in Coates Motorcycle in the amount of $260,344, which reduced the value of the Company’s investment to $-0-. Had the Company continued to record its proportionate share of undistributed earning and losses after its investment was written down to $ -0-, it would have recorded an additional share of undistributed losses aggregating approximately $343,000 through December 31, 2006.

The Company computed its share of the losses in accordance with EITF 99-10 "Percentage Used to Determine the Amount of Equity Method Losses," where the percent ownership was based on the assumed conversion of the Preferred Series A Stock held by the Company.

Coates International, Ltd.
Notes to Condensed Financial Statements

In 2007, Coates Motorcycle disbursed all of its remaining cash, curtailed all of its operations and is currently insolvent. At this time, Coates Motorcycle has not developed short term plans to address this situation. However, if the value of its sublicense agreement with us can be demonstrated in the future, to the extent we are successful achieving market acceptance of the CSRV technology; such market acceptance could improve the likelihood that Coates Motorcycle could, in the future, secure additional sources of working capital to fund its operations.

Summarized unaudited information for Coates Motorcycle is as follows:

Unaudited
December 31, 2006

Current assets	$87,257
Total assets	128,526
Current liabilities	(496,218)
Total liabilities	(1,395,511)
Stockholders’ deficiency	1,266,985

	Unaudited
	Year Ended December 31,
	2006	2005
Revenue	$-	$-
Operating expenses	1,379,692	1,087,331
Net loss	(1,462,791)	(1,083,292)

The Company also made loans to Coates Motorcycle from time to time to provide working capital for the development and testing of motorcycle engines which incorporate the Company’s technologies. As of December 31, 2004, the total outstanding balance of these loans, including accrued interest thereon, was $362,200 and was converted into 362,200 shares of Preferred Series A Stock of Coates Motorcycle. The Company has accounted for its equity in the common stock, and ownership of preferred stock of Coates Motorcycle, in accordance with Emerging Issues Task Force (“EITF”) Issue No. 98-13 "Accounting by an Equity Method Investor for Investee Losses When the Investor has Loans to and Investments in Other Securities of the Investee." The Company’s equity investment in the common stock and preferred stock of Coates Motorcycle is $-0- as of December 31, 2006 and 2005.

During the years ended December 31, 2006 and 2005, Mark Goldsmith, former Chief Executive Officer and President also served as the Chief Executive Officer, President and Interim Chief Financial Officer of Coates Motorcycle pursuant to an employment agreement. Mr. Goldsmith received salary payments of $185,000, a portion of which represented deferred salary from the prior year, and $81,500 from Coates Motorcycle in 2006 and 2005, respectively, and was provided with a leased automobile and medical and dental benefits.

During the year ended December 31, 2005, the Company received $76,911 from Coates Motorcycle as partial reimbursement for various overhead expenses, incurred on its behalf.

The Coates Trust has made loans to the Company at various times to provide working capital. George J. Coates, Bernadette Coates, wife of George J. Coates and Gregory Coates are beneficiaries of the Coates Trust. The net outstanding balance was $92,337 at December 31, 2006. These borrowings are in the form of a demand loan which carry no interest and are repaid from time to time depending upon cash availability. No interest was imputed on these loans for the years ended December 31, 2006 and 2005 as such amount was not material to the financial statements for such periods. It is the intention of the Coates Trust to assist the Company with its working capital requirements as needed in the future, even though it is not legally obligated to do so. In April 2007, this demand loan was converted to a 6% promissory note due April 4, 2008.

Bernadette Coates, George’s wife has made loans to the Company at various times to provide working capital. The amount due to Mrs. Coates was repaid in 2006. No interest was imputed on these loans for the years ended December 31, 2006 and 2005 as such amount was not material to the financial statements for such periods.

Barry C. Kaye, Treasurer and Chief Financial Officer was paid consulting fees of $15,500 and $3,000 in 2006 and 2005, respectively.

Coates International, Ltd.
Notes to Condensed Financial Statements

18. NEW ACCOUNTING PRONOUNCEMENTS

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FAS 115” (“FAS 159”). This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. Management is assessing FAS 159 and has not yet determined the impact that the adoption of FAS 159 will have on the financial position or results of operations of the Company, if any.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), that requires public companies to utilize a dual approach to assessing the quantitative effects of financial misstatements. This dual approach includes both an income statement focused assessment and a balance sheet focused assessment. SAB 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. We are currently assessing the impact of SAB 108 but do not expect that it will have a material effect on our results of operations or financial condition.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements regarding fair value measurement. Where applicable, this statement simplifies and codifies fair value related guidance previously issued within generally accepted accounting principles. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently reviewing SFAS 157 to determine its impact and any material effect of its adoption.

In June 2006, the FASB issued SFAS Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS Statement No. 109" ("FIN 48"), which clarifies the accounting and disclosure for uncertain tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. Management does not believe that adoption of FIN 48 will have a material impact on the financial position or results of operations of the Company.

19. SUBSEQUENT EVENTS

Commencement of Trading

On February 26, 2007, the Company’s common stock commenced trading on the Over the Counter Bulletin Board market system under the ticker symbol COTE.

Sale of Common Stock

In March and April 2007, the Company sold 2,000,000 shares of its common stock to the son of a director of the Company and received aggregate gross proceeds of $500,000 from private sales pursuant to stock purchase agreements.

Issuance of 6% Promissory Note

In April 2007, the Company issued a $192,337 principal amount 6% Promissory Note, due April 4, 2008 to the Coates Trust in consideration for cash proceeds of $100,000 and conversion of a non-interest bearing demand loan due to the Coates Trust in the amount of $92,337. George J. Coates, Bernadette Coates and Gregory Coates are beneficiaries of this Trust.

Issuance of Convertible Subordinated Notes

In March 2007, the Company issued $120,000 principal amount of 10% Convertible Subordinated Notes, due March 2010 (the “Convertible Notes”) to two of its outside directors and received proceeds of $120,000. The proceeds from the Convertible Notes are being used for working capital purposes. The Convertible Notes are convertible into shares of the Company’s common stock at an initial conversion rate which shall be equal to the weighted average of the closing prices of the Company’s common stock on the Over the Counter Bulletin Board on the first ten trading days beginning on the fifth trading day after the Company files this annual report on Form 10-KSB with the Securities and Exchange Commission. However, such conversion rate shall not be greater than $0.45 per share nor less than $0.25 per share. Interest shall accrue at the rate of 10% per annum and shall be payable in cash only at maturity.

Coates International, Ltd.
Notes to Condensed Financial Statements

Sale of Securities

The Company commenced a private placement offering in December 2006 (the “Offering”) of “Units” consisting of (i) one share of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) and (ii) a Warrant to purchase five thousand shares of the Company’s Common Stock at an initial exercise price of $1.10 per share (the “Warrants”), and terminated the Offering in March 2007. Each share of Preferred Stock is convertible into ten shares of our common stock at any time. Aggregate proceeds from this Offering, which amounted to $420,000 is being used for working capital purposes. In consideration of the commencement of trading of the Company’s common stock, the Company is currently in the process of obtaining approval from the investors in the Offering to directly issue shares of its common stock in lieu of the Preferred Stock. Upon obtaining such approval, the Company will issue in the aggregate 420,000 shares of its common stock and 42 Warrants.

Settlement Agreement with Prior Accountants

In February 2007, the Company entered into a settlement agreement with Rosenberg, Rich Baker Berman & Company (“RRBB”) which provided for a mutual release of any claims by the parties and that the balance of fees due RRBB would be converted to an approximately $50,000 principal amount, promissory note, payment of which became accelerated and is now due. RRBB served as the Company’s Independent Registered Public Accounting Firm for the year ended December 31, 2005.

Settlement of Litigation

The Company, certain of its officers and directors and other related and unrelated parties were named as defendants in a lawsuit brought in the Superior Court of New Jersey captioned H. Alton Neff v. George Coates, Coates International, Ltd. et al. Plaintiff contends that he is the assignee of 1107 North West Central Avenue Inc. ("1107"). Preliminary agreements and an amendment thereto relating to purchase of a certain license by 1107 from the Company provided, inter alia, that a $500,000 deposit made by 1107 to the Company would convert to stock of the Company if certain conditions were not met by 1107. The Company maintains that 1107 did not fulfill such conditions, and failed to make a certain payment, and therefore, the deposit converted into shares of the Company's restricted Common Stock. On February 13, 2007, the Superior Court of New Jersey dismissed the complaint “with prejudice.” The plaintiff and a third party defendant have since filed motions for reconsideration which were denied on March 30, 2007. It is anticipated that the plaintiffs and the third party defendant will appeal. The Company has proposed to dismiss, without prejudice, its counterclaim and third party complaint in order to avoid the costs associated with a proof hearing.

Departure of Executive Officer

In late March 2007, Mark D. Goldsmith stepped down from his positions as Chief Executive Officer and President. Although the Company is considering a possible future role for Mr. Goldsmith upon certain conditions being satisfied related to the adequacy of the Company’s working capital and requiring a mutual release of any claims under an employment agreement between the Company and Mr. Goldsmith, there can be no assurance that such conditions will be satisfied. As a result of his departure, the Company may be obligated to make certain payments to Mr. Goldsmith under an employment agreement, dated October 18, 2006. See Note 5 for further discussion of this contingency.